EXHIBIT 1.2

OFFER DOCUMENT

VOLUNTARY PARTIAL TENDER OFFER AND

VOLUNTARY FULL TENDER OFFER

PURSUANT TO ARTICLE 102 ET SEQ. OF LEGISLATIVE DECREE 58/1998

for ordinary shares and savings shares of

TELECOM ITALIA MOBILE S.p.A.

OFFEROR

TELECOM ITALIA S.p.A.

FINANCIAL INSTRUMENTS SUBJECT TO OFFER

The offer is for 2,456,534,241 ordinary shares and 132,069,163 savings shares of

Telecom Italia Mobile S.p.A.

OFFER PRICE

The offer price is equal to €5.6 for each ordinary share and €5.6 for each savings share of

Telecom Italia Mobile S.p.A.

ACCEPTANCE PERIOD

The acceptance period, agreed with Borsa Italiana S.p.A., runs from 08:30 (Italian time) on 3 January 2005 to 17:40 (Italian time) on 21 January 2005, inclusive, unless extended

FINANCIAL ADVISORS TO TELECOM ITALIA

JPMorgan Chase Bank	MCC S.p.A. – Capitalia Gruppo Bancario

OTHER ADVISORS TO TELECOM ITALIA S.p.A. IN RELATION TO THE OFFER

Banca Intesa S.p.A.	UniCredit Banca Mobiliare S.p.A.

INTERMEDIARIES ENGAGED TO COORDINATE THE COLLECTION OF ACCEPTANCES

Banca Caboto S.p.A.	MCC S.p.A. – Capitalia Gruppo Bancario	UniCredit Banca Mobiliare S.p.A.

January 2005

THE FILING OF THE OFFER DOCUMENT DOES NOT IMPLY ANY JUDGEMENT ON THE PART OF CONSOB WITH REGARD TO THE ADVISABILITY OF ACCEPTING THE OFFER OR AS TO THE MERIT OF THE DATA AND INFORMATION CONTAINED THEREIN

The merger of TIM into Telecom Italia described herein, which is expected to be implemented if the Offer (as defined herein) is successfully completed, relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States of America. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgement.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the tender Offer or the merger, such as in open market or privately negotiated purchases. Telecom Italia will disclose information about any such purchases through further public announcements.

Offer Document

CONTENTS

INTRODUCTION			3

A.	NOTICES		5
	a.1	Conditions to effectiveness	5
	a.2	Statutory conditions to effectiveness (Article 107.1 of the Consolidated Law)	6
	a.3	Statement by Telecom Italia Mobile	6
	a.4	Statement by Telecom Italia concerning possible mergers	7
	a.5	Residual tender offer	8
	a.6	Rights of savings shareholders in the event of delisting	9
	a.7	Possible scenarios	9
	a.8	Potential conflict of interests	11

B.	COMPANIES PARTICIPATING IN THE OFFER		12
	b.1	The Offeror: Telecom Italia	12
	b.2	The Issuer: Telecom Italia Mobile	28
	b.3	Intermediaries	34

C.	CLASSES AND QUANTITIES OF FINANCIAL INSTRUMENTS SUBJECT TO OFFER AND ACCEPTANCE PROCEDURE		36
	c.1	Classes and quantities of shares subject to Offer	36
	c.2	Percentage of the share capital	36
	c.3	Authorizations	36
	c.4	Procedure and time limits for accepting the Offer	37
	c.5	Announcements concerning the Offer	38
	c.6	Foreign markets	38
	c.7	Conditions to effectiveness	39

D.	NUMBER OF FINANCIAL INSTRUMENTS OF TELECOM ITALIA MOBILE HELD BY TELECOM ITALIA, INCLUDING THOSE HELD BY TRUSTEES, NOMINEES AND SUBSIDIARIES		41
	d.1	Number and classes of TIM shares held directly or indirectly by Telecom Italia	41
	d.2	Repo, usufruct and pledge transactions involving TIM shares effected directly or indirectly by Telecom Italia	41

E.	OFFER PRICE PER SHARE AND THE JUSTIFICATION THEREOF		42
	e.1	Indication of the offer price per share and its justification	42
	e.2	Comparison between the Offer Price and TIM selected data for the last two financial years	42
	e.3	Weighted averages of stock market prices	43
	e.4	Values assigned to the Telecom Italia Mobile shares in connection with financial transactions carried out in the last two financial years	44
	e.5	Values assigned to the Telecom Italia Mobile shares in connection with purchases and sales made by Telecom Italia in the last two financial years	44

F.	DATE AND MANNER OF PAYMENT OF THE OFFER PRICE AND PERFORMANCE GUARANTEES		45
	f.1	Payment date of Offer Price	45
	f.2	Manner of payment of Offer Price	45
	f.3	Performance guarantees	45

G.	REASONS FOR THE OFFER AND FUTURE PLANS OF THE PURCHASER		47
	g.1	Legal basis of the Offer	47
	g.2	Reasons for the Offer and related financing	47
	g.3	Telecom Italia’s plans for Telecom Italia Mobile	48

H.	AGREEMENTS BETWEEN TELECOM ITALIA, TELECOM ITALIA MOBILE AND SHAREHOLDERS OR DIRECTORS OF TELECOM ITALIA MOBILE		50
	h.1	Agreements between Telecom Italia and Telecom Italia Mobile or shareholders and/or directors of Telecom Italia Mobile	50

Offer Document

	h.2	Financial and/or commercial transactions in the twelve months preceding the publication of the Offer between Telecom Italia and Telecom Italia Mobile having material effects on Telecom Italia Mobile’s activities	50
	h.3	Agreements between Telecom Italia and shareholders of Telecom Italia Mobile concerning the exercise of voting rights or the transfer of shares	50
	h.4	Shareholders’ agreements falling within the scope of Article 122 of the Consolidated Law involving shares of the companies participating in the Merger	50

I.	COMPENSATION OF THE INTERMEDIARIES		51

L.	PRORATION		52

M.	MANNER OF MAKING THE OFFER DOCUMENT AVAILABLE TO THE PUBLIC		53

N.	STATEMENT BY TELECOM ITALIA MOBILE UNDER ARTICLE 103.3 OF THE CONSOLIDATED LAW AND ARTICLE 39 OF THE CONSOB REGULATION		54

O.	DOCUMENTS MADE AVAILABLE TO THE PUBLIC AND LOCATIONS IN WHICH SUCH DOCUMENTS ARE AVAILABLE		64

DECLARATION OF RESPONSIBILITY			65

Offer Document

INTRODUCTION

The transaction described in this offer document (the “Offer Document”) consists of a voluntary partial tender offer made in accordance with Article 102 et seq. of Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Law”) by Telecom Italia S.p.A. (the “Offeror” or “Telecom Italia”) for ordinary shares (the “Ordinary Share Offer”) issued by its subsidiary Telecom Italia Mobile S.p.A. (the “Issuer”, “Telecom Italia Mobile” or “TIM”) and of a voluntary tender offer for all Telecom Italia Mobile savings shares (the “Savings Share Offer”). Although distinct from one another, the Ordinary Share Offer and the Savings Share Offer are referred to jointly for definitional purposes as the “Offer”.

On 20 December 2004 the fully paid-up share capital of Telecom Italia Mobile filed with the Companies Register amounted to €514,134,169.02, divided into 8,436,833,654 ordinary shares and 132,069,163 savings shares, both with a par value of €0.06 per share.

On 20 December 2004, Telecom Italia held, directly and indirectly through Telecom Italia Finance S.A., 4,748,305,519 TIM ordinary shares, representing approximately 56.28% of the Issuer’s ordinary share capital and 55.41% of its total share capital, as indicated above. Telecom Italia does not own any TIM savings shares.

The Ordinary Share Offer is for 2,456,534,241 TIM ordinary shares (the “Ordinary Shares”) with a par value of €0.06 per share, representing 29.12% of the Issuer’s ordinary share capital and 28.67% of its total share capital on 20 December 2004. The quantity indicated represented  2/3 (two thirds) of the TIM ordinary shares outstanding on 7 December 2004 (the date of the meeting of Telecom Italia’s Board of Directors that approved the Offer), less the ordinary shares held directly or indirectly by Telecom Italia on that date (including the 897,835 treasury shares held by TIM).

The Savings Share Offer is for 132,069,163 TIM savings shares (the “Savings Shares”) with a par value of €0.06 per share, representing 100% of the Issuer’s savings share capital and 1.54% of its total share capital.

The Offer is made as part of a broader plan for the reorganization of the group headed by Telecom Italia – the outlines of which were approved by the Boards of Directors of Telecom Italia and TIM in their meetings on 7 December 2004 – that includes the merger of TIM into Telecom Italia (the “Merger”). In connection with the Merger and before it becomes effective, the intention is to spin-off the mobile telephony business in Italy, currently operated by TIM, into a subsidiary wholly owned by TIM. The spin-off of the mobile telephony business would result in the beneficiary company taking over the authorizations held by TIM for the provision of mobile telephony services in Italy. Accordingly, at the time of the Merger, TIM would have 100% control of the company to which the domestic mobile telephony business had been transferred and of TIM International, the holding company for equity investments in foreign mobile telephony operators. Upon completion of the Merger, Telecom Italia would hold 100% of the capital of both companies directly and be responsible for their direction and coordination (see also Subsection g.2 below).

At the end of discussions on the exchange ratios, the Boards of Directors of Telecom Italia and TIM, assisted by financial advisors, determined, with account also taken of the valuation reports prepared by their respective advisors: (i) the exchange ratio for ordinary shares as 1.73 Telecom Italia ordinary shares with a par value of €0.55 per share for each TIM ordinary share with a par value of €0.06, with no cash compensation (the “Ordinary Share Exchange Ratio”); and (ii) the exchange ratio for savings shares as 2.36 Telecom Italia savings shares with a par value of €0.55 per share for each TIM savings share with a par value of €0.06, with no cash compensation (the “Savings Share Exchange Ratio”).

The exchange ratios for the TIM ordinary and savings shares will be formally approved, once the Offer has been successfully completed, pursuant to Article 2501 et seq. of the Civil Code, by the Boards of Directors of Telecom Italia and Telecom Italia Mobile, which are expected to be convened by the end of January 2005 to approve the merger plan. Subsequent and subject to the approval of the merger plan by the Boards of Directors of Telecom Italia and Telecom Italia Mobile, the shareholders’ meetings of the two companies are expected to be convened for March 2005 to approve the Merger, which it is estimated will be completed in time to allow the same to become effective by the end of the first half of 2005.

Offer Document

In determining the terms of the reorganization of the Telecom Italia Group, the Boards of Directors of Telecom Italia and Telecom Italia Mobile were assisted by the following financial advisors:

•	for Telecom Italia, the investment banks JPMorgan Chase Bank N.A. (“JPMorgan”), Mediobanca Banca di Credito Finanziario S.p.A. (“Mediobanca”) and MCC S.p.A. - Capitalia Gruppo Bancario (“MCC”) as Lead Advisors;

•	for TIM, the investment banks Lazard & Co. S.r.l. (“Lazard”), as Sole Lead Advisor, and Credit Suisse First Boston (“CSFB”).

In addition, in line with international best practice, Telecom Italia and TIM have engaged, respectively, the following consultants on the basis of the recommendations of their respective Committees for Internal Control and Corporate Governance (consisting exclusively of independent directors): Goldman Sachs International (“Goldman Sachs”) for Telecom Italia and Merrill Lynch International – Milan office (“Merrill Lynch”) and Studio Casò, in the person of Dott. Angelo Casò, for TIM.

Once completed, the Merger will result in the assignment to the holders of TIM ordinary and savings shares who did not accept the Offer and who continued to hold shares until the completion of the Merger (as well as, in the case of ordinary shareholders, those who continued to hold, until completion of the Merger, Ordinary Shares not accepted after proration) of, respectively, Telecom Italia ordinary shares on the basis of the Ordinary Share Exchange Ratio and Telecom Italia savings shares on the basis of the Savings Share Exchange Ratio.

The Offer described herein is being made without distinction and on the same terms and conditions to all the shareholders of Telecom Italia Mobile, except that it is not being, and will not be, made, directly or indirectly, in or into Canada, Japan, Australia or any other jurisdiction outside Italy in which the Tender Offer would require the authorization of the relevant regulatory authorities or would violate applicable laws or regulations (the “Other Countries”). Telecom Italia will not be permitted to accept, directly or indirectly, any tenders made, in connection with the Tender Offer, in or from any of the foregoing jurisdictions.

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The Offer will be made in accordance with the requirements of Italian law and will be subject to disclosure and other procedural requirements that are different from those under U.S. law. The Offer documents have not been reviewed by any federal or state securities commission or regulatory authority in the United States, nor has any such commission or authority passed upon the accuracy or adequacy of the Offer documents.

This is an English translation of the Italian language Offer Document filed with the CONSOB (the Italian Securities and Exchange Commission) and Borsa Italiana S.p.A. (the Italian Stock Exchange).

Offer Document

A. NOTICES

a.1 Conditions to effectiveness

a.1.1 Effectiveness of the Offer

The effectiveness of the Offer is subject to the condition that, from the date of publication of the Offer Document and until the issue of the Announcement (as defined below), no extraordinary events occur, nationally or internationally (such as exceptional events entailing major changes in the political, financial, economic, currency or market situation), and/or no events occur affecting the financial, balance sheet, income, tax, regulatory, corporate and legal situation of Telecom Italia Mobile or the Telecom Italia Mobile group that would substantially alter the balance sheet, economic and/or financial condition of Telecom Italia Mobile or, on a consolidated basis, the Telecom Italia Mobile group compared with the results reported in Telecom Italia Mobile’s interim report for the period ended on 30 September 2004 and that no legal or regulatory changes occur that would limit or in any event prejudice Telecom Italia’s purchase of the Ordinary Shares and/or the Savings Shares or its exercise of the right of ownership and/or its exercise of voting rights and other rights attaching to the Ordinary Shares and/or the Savings Shares.

If such circumstances or events should occur, or if a situation having the effects described above should occur, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the conditions referred to in Subsections a.1.2 and a.1.3 below being satisfied or waived if not satisfied – the Ordinary Shares and Savings Shares tendered under the Offer.

Telecom Italia will announce the non-occurrence of the events referred to in this condition and the consequent satisfaction of the condition or, if the condition is not satisfied, the exercise of its right to waive the same by sending an announcement to Consob, Borsa Italiana S.p.A. (“Borsa Italiana”) and at least two press agencies (the “Announcement”) not later than 07:59 on the first trading day subsequent to the close of the Acceptance Period (as defined in Subsection c.4 below) and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

a.1.2 Effectiveness of the Ordinary Share Offer

The effectiveness of the Ordinary Share Offer is subject to the following conditions:

(a)	that the acceptances of the Ordinary Share Offer allow Telecom Italia to acquire at least 1,637,689,494 TIM ordinary shares.

If the Ordinary Shares tendered under the Ordinary Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Ordinary Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

(b)	that the acceptances of the Savings Share Offer allow Telecom Italia to acquire at least 88,046,109 TIM savings shares.

If the Savings Shares tendered under the Savings Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Savings Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

Offer Document

a.1.3 Effectiveness of the Savings Share Offer

The effectiveness of the Savings Share Offer is subject to the following conditions:

(a)	that the acceptances of the Savings Share Offer allow Telecom Italia to acquire at least 88,046,109 TIM savings shares.

If the Savings Shares tendered under the Savings Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Savings Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

(b)	that the acceptances of the Ordinary Share Offer allow Telecom Italia to acquire at least 1,637,689,494 TIM ordinary shares.

If the Ordinary Shares tendered under the Ordinary Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Ordinary Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

* * *

The minimum quantities specified in the above-mentioned conditions to the effectiveness of the Ordinary Share Offer and the Savings Share Offer are intended to prevent a dilution of the cash flow yield per share for the post-merger Telecom Italia (see also Subsection g.2 below).

As regards all the above conditions to effectiveness, it should be noted that (i) if the events specified in the condition referred to in Subsection a.1.1 above were to occur, so that the condition is not satisfied, or (ii) if any of the conditions referred to in Subsections a.1.2 and a.1.3 above are not satisfied and Telecom Italia does not waive all of the conditions that are not satisfied and consequently does not purchase the Ordinary Shares or the Savings Shares tendered under the Offer, such shares will be returned to their owners not later than the second trading day subsequent to the sending of the Announcement.

a.2 Statutory conditions to effectiveness (Article 107.1 of the Consolidated Law)

The statutory conditions to effectiveness (Article 107.1 of the Consolidated Law) are not applicable to the Offer.

a.3 Statement by Telecom Italia Mobile

The statement prepared by Telecom Italia Mobile under Article 103.3 of the Consolidated Law and Article 39 of the regulation approved by CONSOB in resolution no. 11971 of 14 May 1999, as amended (the “Consob Regulation”), with the information necessary for an assessment of the Offer and an evaluation of the same on the part of Telecom Italia Mobile’s Board of Directors, is reproduced in Section N below.

Offer Document

a.4 Statement by Telecom Italia concerning possible mergers

The Merger of Telecom Italia Mobile into Telecom Italia

If the Offer is successful, the Merger will be implemented, in accordance with the reasons and objectives referred to in Subsections g.2 and g.3 below. In particular, on 7 December 2004, at the end of discussions on the exchange ratios, the Boards of Directors of Telecom Italia and TIM, assisted by financial advisors, determined, with account also taken of the valuation reports prepared by their respective advisors, the Ordinary Share Exchange Ratio and the Savings Share Exchange Ratio. If the number of shares tendered falls short of the minimum quantities specified in Subsection a.1 above, the Board of Directors of Telecom Italia will assess whether to purchase the smaller quantity of Ordinary Shares and/or Savings Shares tendered and continue with the planned reorganization and implementation of the Merger.

The exchange ratios for the TIM ordinary and savings shares will be formally approved, upon the successful completion of the Offer, pursuant to Article 2501 et seq. of the Civil Code, by the Boards of Directors of Telecom Italia and Telecom Italia Mobile, which are expected to be convened by the end of January 2005 to approve the merger plan. Subsequent and subject to the approval of the merger plan by the Boards of Directors of Telecom Italia and Telecom Italia Mobile, the shareholders’ meetings of Telecom Italia and Telecom Italia Mobile are expected to be convened for March 2005 to approve the Merger, which it is estimated will be completed in time to allow the same to become effective by the end of the first half of 2005.

In determining the terms of the reorganization of the Telecom Italia Group, the Boards of Directors of Telecom Italia and Telecom Italia Mobile were assisted by the following financial advisors:

•	for Telecom Italia, the investment banks JPMorgan, Mediobanca and MCC as Lead Advisors;

•	for TIM, the investment banks Lazard, as Sole Lead Advisor, and CSFB.

In addition, in line with international best practice, on the express recommendation of their respective Committees for Internal Control and Corporate Governance (consisting exclusively of independent directors), Telecom Italia and TIM engaged the following consultants: Goldman Sachs for Telecom Italia and Merrill Lynch and Studio Casò, in the person of Dott. Angelo Casò, for TIM.

Once completed, the Merger will result in Telecom Italia being the universal successor to all the assets and liabilities and rights and obligations of Telecom Italia Mobile; the cancellation of Telecom Italia’s equity interest in Telecom Italia Mobile and of the latter’s ordinary shares held as treasury stock as of the date the Merger becomes effective; and the assignment to the holders of Telecom Italia Mobile ordinary and savings shares who did not accept the Offer and who continued to hold shares until the completion of the Merger (as well as, in the case of ordinary shareholders, those who continued to hold, until the completion of the Merger, Ordinary Shares not accepted after proration) of, respectively, Telecom Italia ordinary shares on the basis of the Ordinary Share Exchange Ratio and Telecom Italia savings shares on the basis of the Savings Share Exchange Ratio.

Effects of the Offer on the net financial debt

The net financial debt of the Telecom Italia Group at 30 September 2004 was €31,421 million and the gross financial debt was €36,206 million. If the bonds issued in October 2004 are taken into account (see “Events subsequent to 30 September 2004” in Subsection b.1 below), the structure of the debt is different; in particular, in the absence of further changes, the gross financial debt at 30 September 2004 increases to €39,157 million, while the net financial debt remains unchanged in view of the receipt of the proceeds of the bonds issued, which constitute available and easy to liquidate financial assets.

As explained in more detail in Subsection g.2 below, Telecom Italia intends to pay for a significant part of the Offer Price (as defined in Subsection e.1 below) for the Ordinary Shares and the Savings Shares tendered under the Offer with financing provided by the Financing Banks (as defined in Subsection g.2 below). The Loan (as defined in Subsection g.2 below) was granted for up to a maximum of €12,000,000,000 and will be divided into three repayment tranches with different maturities (12, 36 and 60 months, with Telecom Italia having the option, at its discretion, to extend the maturities of the first two tranches – provided no event of default occurs and there is no early termination of the Loan – by 12 months

Offer Document

and 9 months, respectively). The first tranche of the Loan, with a maturity of 12 months, is equal to €3,000,000,000; the second, with a maturity of 36 months, is equal to €6,000,000,000; and the third, with a maturity of 60 months, is equal to €3,000,000,000. The Loan is not backed by a pledge or any other form of real security and provides for no financial covenants.

Assuming that the Offer is fully taken up and considering the target for net financial debt at the end of 2004 of less than €30 billion - a target that is achievable due to the contribution of the core business and the consequent generation of cash flows (see also “Outlook for 2004” in Subsection b.1 below), it is estimated that the Telecom Italia Group’s net financial debt, excluding all other expenses of the Offer, will be slightly over €44 billion.

The expected increase in the level of debt has not led to a reduction in Telecom Italia’s rating (currently Baa2 by Moody’s, BBB+ by Standard & Poor’s, A– by Fitch); it should be noted that Standard & Poor’s, while confirming its BBB+ rating, has revised its outlook from positive to stable and that Fitch, while confirming its A– rating, has revised its outlook from stable to negative.

In this respect, it should be noted that:

(i)	the net financial debt of the Telecom Italia Group at 30 September 2004 was €31,421 million, a decrease of €1,796 million compared with 30 June 2004 (€33,217 million) and of €1,925 million compared with 31 December 2003 (€33,346 million);

(ii)	the consolidated shareholders’ equity of the Telecom Italia Group at 30 September 2004 was €19,390 million (of which €15,141 million attributable to Telecom Italia S.p.A. and €4,249 million attributable to minority interests) and the ratio of net financial debt to net invested capital at the same date was 61.8%;

(iii)	the consolidated cash flow of the Telecom Italia Group was €9,207 million in 2003 and €6,399 million for the first nine months of 2004; the operating free cash flow of the Telecom Italia Group was €9,233 million in 2003 and €6,585 million for the first nine months of 2004;

(iv)	the consolidated net income of the Telecom Italia Group was €2,428 million in 2003 (of which €1,192 million attributable to Telecom Italia S.p.A. and €1,236 million attributable to minority interests) and €1,518 million for the first nine months of 2004 (of which €745 million attributable to Telecom Italia S.p.A. and €773 million attributable to minority interests);

(v)	the positive net financial position of the TIM Group at 30 September 2004 was €60 million, a decrease of €65 million compared with 30 June 2004 (€125 million) and of €874 million compared with 31 December 2003 (€934 million);

(vi)	the consolidated shareholders’ equity of the TIM Group at 30 September 2004 was €7,382 million (of which €6,827 million attributable to TIM and €555 million attributable to minority interests);

(vii)	the consolidated cash flow of the TIM Group was €3,998 million in 2003 and €3,048 million for the first nine months of 2004; the operating free cash flow of the TIM Group was €3,746 million in 2003 and €2,829 million for the first nine months of 2004;

(viii)	the consolidated net income of the TIM Group was €2,456 million in 2003 (of which €2,342 million attributable to TIM and €114 million attributable to minority interests) and €1,724 million for the first nine months of 2004 (of which €1,664 million attributable to TIM and €60 million attributable to minority interests).

Furthermore, it is estimated that the net financial expense in connection with the Telecom Italia Group’s debt, assuming that the Offer is fully taken up and not extended, in the period from 29 January 2005 (the first day subsequent to the Payment Date, as defined in Subsection f.1 below) to 30 June 2005, will be approximately €950 million.

a.5 Residual tender offer

Even if all the Ordinary Shares were tendered under the Ordinary Share Offer, at the end thereof Telecom Italia would come to hold – directly and indirectly – a maximum equity interest in Telecom Italia Mobile of approximately 85.40% of the ordinary share capital (calculated with reference to the capital as of 20 December 2004). Accordingly, the conditions would not exist for the 90% threshold to be exceeded and a residual tender offer to be made under Article 108 of the Consolidated Law or for the exercise of the squeeze-out right provided for in Article 111 of the Consolidated Law.

Offer Document

a.6 Rights of savings shareholders in the event of delisting

Under Article 7 of Telecom Italia Mobile’s bylaws, “If the Company’s ordinary or savings shares are delisted, holders of savings shares may apply to the Company for the conversion of their savings shares into ordinary shares, in the manner approved by an Extraordinary Shareholders’ Meeting called for the purpose within two months of the delisting.”

If at the end of the Savings Share Offer there remain in circulation a quantity of TIM savings shares that does not ensure regular trading, Borsa Italiana could suspend and/or revoke their listing. However, if the Boards of Directors of Telecom Italia and Telecom Italia Mobile decide to proceed with the Merger by approving the related plan, it is possible that Borsa Italiana would decline to take any such action because the holders of TIM savings shares who do not accept the Savings Share Offer will be assigned Telecom Italia savings shares on the basis of the Savings Share Exchange Ratio.

a.7 Possible scenarios

For the sake of greater clarity, this Subsection examines the possible scenarios for the shareholders of Telecom Italia Mobile according to whether or not they tender their shares under the Ordinary Share Offer and/or the Savings Share Offer.

With reference to Ordinary Shares held:

(A) In the event the Ordinary Share Offer is accepted:

(i)	if the conditions to effectiveness set out above (for the effectiveness of the Offer, the effectiveness of the Ordinary Share Offer and the effectiveness of the Savings Share Offer) are satisfied or are waived by Telecom Italia, shareholders who tender their shares will receive on the Payment Date, unless tendered shares are prorated proportionally as explained in Section L below, the value of the Ordinary Shares tendered, calculated on the basis of the Offer Price (as defined in Subsection e.1 below); they will therefore not be entitled to receive the dividend for the 2004 financial year;

(ii)	if the conditions to effectiveness set out above (for the effectiveness of the Offer, the effectiveness of the Ordinary Share Offer and the effectiveness of the Savings Share Offer) are not satisfied and are not waived by Telecom Italia, the Ordinary Shares tendered under the Offer will be returned to the shareholders who tendered them via the authorized intermediaries participating in the Monte Titoli S.p.A. central securities depository not later than the second trading day subsequent to the sending of the Announcement. Shareholders whose TIM ordinary shares remain in their portfolios will therefore be entitled to receive the dividend for the 2004 financial year (for information on the dividend policy for Telecom Italia Group shareholders, see “Outlook for 2004” in Subsection b.1 below). It should be noted, however, that if the number of shares tendered falls short of the minimum quantities specified in Subsection a.1 above, the Board of Directors of Telecom Italia will assess whether to purchase the smaller quantity of Ordinary Shares and/or Savings Shares tendered and continue with the planned reorganization and implementation of the Merger.

(B) In the event the Ordinary Share Offer is not accepted:

shareholders of Telecom Italia Mobile will remain the owners of the Ordinary Shares they do not tender and – if they continue to hold TIM ordinary shares in their portfolios – will therefore be entitled to receive the dividend for the 2004 financial year (for information on the dividend policy for Telecom Italia Group shareholders, see “Outlook for 2004” in Subsection b.1 below). In the event that the Merger goes ahead and they continue to hold the shares until the completion of the Merger, they will receive Telecom Italia ordinary shares in exchange for their TIM ordinary shares on the basis of the Ordinary Share Exchange Ratio. It should be noted, however, that if the number of shares tendered falls short of the minimum quantities specified

Offer Document

in Subsection a.1 above, the Board of Directors of Telecom Italia will assess whether to purchase the smaller quantity of Ordinary Shares and/or Savings Shares tendered and continue with the planned reorganization and implementation of the Merger.

With reference to Savings Shares held:

(A)	In the event the Savings Share Offer is accepted:

(i)	if the conditions to effectiveness set out above (for the effectiveness of the Offer, the effectiveness of the Ordinary Share Offer and the effectiveness of the Savings Share Offer) are satisfied or are waived by Telecom Italia, shareholders who tender their shares will receive on the Payment Date the value of the Savings Shares tendered, calculated on the basis of the Offer Price; they will therefore not be entitled to receive the dividend for the 2004 financial year;

(ii)	if the conditions to effectiveness set out above (for the effectiveness of the Offer, the effectiveness of the Ordinary Share Offer and the effectiveness of the Savings Share Offer) are not satisfied and are not waived by Telecom Italia, the Savings Shares tendered under the Offer will be returned to the shareholders who tendered them via the authorized intermediaries participating in the Monte Titoli S.p.A. central securities depository not later than the second trading day subsequent to the sending of the Announcement. Shareholders whose TIM savings shares remain in their portfolios will therefore be entitled to receive the dividend for the 2004 financial year (for information on the dividend policy for Telecom Italia Group shareholders, see “Outlook for 2004” in Subsection b.1 below). It should be noted, however, that if the number of shares tendered falls short of the minimum quantities specified in Subsection a.1 above, the Board of Directors of Telecom Italia will assess whether to purchase the smaller quantity of Ordinary Shares and/or Savings Shares tendered and continue with the planned reorganization and implementation of the Merger.

(B)	In the event the Savings Share Offer is not accepted:

shareholders of Telecom Italia Mobile will remain the owners of the Savings Shares they do not tender and – if they continue to hold TIM ordinary shares in their portfolios – will therefore be entitled to receive the dividend for the 2004 financial year (for information on the dividend policy for Telecom Italia Group shareholders, see “Outlook for 2004” in Subsection b.1 below). In the event that the Merger goes ahead and they continue to hold the shares until the completion of the Merger, they will receive Telecom Italia savings shares in exchange for their TIM savings shares on the basis of the Savings Share Exchange Ratio. It should be noted, however, that if the number of shares tendered falls short of the minimum quantities specified in Subsection a.1 above, the Board of Directors of Telecom Italia will assess whether to purchase the smaller quantity of Ordinary Shares and/or Savings Shares tendered and continue with the planned reorganization and implementation the Merger.

At present, in the event that the Merger is completed, it is expected that holders of TIM savings shares will in exchange receive Telecom Italia savings shares, which have a smaller dividend premium compared to Telecom Italia ordinary shares than TIM savings shares have compared to TIM ordinary shares1; in this case, the Merger will have to be submitted for approval to a special meeting of TIM savings shareholders pursuant to Article 146.1.b of the Consolidated Law, and holders of TIM savings shares who are not present, abstain or vote against the Merger on the occasion of the special shareholders’ meeting will be entitled to exercise the right of withdrawal pursuant to Article 2437.1.g of the Civil Code. In such case, the liquidation value of the shares for which withdrawal is exercised will be determined on the basis of the arithmetic mean of the closing prices in the six months preceding the date of publication of the notice calling the extraordinary meeting of TIM ordinary shareholders to approve the Merger,

[1]	The TIM savings shares (with a par value of €0.06 per share) entitle their holders to preferential rights, including the right to the distribution of net profit, after deducting the amount to be allocated to the legal reserve, up to 5% of their par value, and the right to a positive differential with respect to any profit distributed to ordinary shareholders equal to 20% of their par value. By contrast, Telecom Italia savings shares (with a par value of €0.55 per share) give their holders the right to the distribution of net profit up to 5% of their par value and the right to a positive differential with respect to any profit distributed to ordinary shareholders equal to 2% of their par value.

Offer Document

which, subject to the verifications to be carried out by the Board of Telecom Italia upon completion of the Offer, is expected to be at the end of January 2005. Nevertheless, this program could change as a consequence of different decisions adopted by the Boards of Directors of the companies participating in the Merger when approving the merger plan, taking into account the results of the Offer.

a.8 Potential conflicts of interest

Banca Caboto S.p.A. (Gruppo Intesa) (“Caboto”) and UniCredit Banca Mobiliare S.p.A. (“UBM”), intermediaries appointed to coordinate the collection of Tenders into of the Offer and also appointed, in the case of UBM, to collect tenders into of the Offer (see Subsection b.3), belong respectively to the Intesa and UniCredito Italiano banking groups.

Banca Intesa S.p.A. (“Banca Intesa”), other advisor to Telecom Italia in relation to the Offer, MCC, financial advisor to Telecom Italia in relation to the Offer, and UBM, other advisor to Telecom Italia in relation to the Offer, and, in the case of Banca Intesa, also an intermediary appointed to collect tenders into of the Offer, and, in the case of MCC, also an intermediary appointed to coordinate the collection of acceptances of the Offer, also act as Mandated Lead Arrangers for the Loan (as defined in Subsection g.2 below) granted to Telecom Italia for the payment of the part of the Offer Price (as defined in Subsection e.1 below) not paid by Telecom Italia using its own funds. In addition, Banca Intesa and UniCredito Italiano S.p.A. are parties to shareholders’ agreements falling within the scope of Article 122 of the Consolidated Law discussed under “Shareholders’ agreements” in Subsection b.1.

Offer Document

B. COMPANIES PARTICIPATING IN THE OFFER

b.1 The Offeror: Telecom Italia

Corporate name, legal form, registered office and markets on which its shares are listed

The Offeror’s name is Telecom Italia S.p.A. Telecom Italia is a company limited by shares with its registered office in Milan at 2 Piazza degli Affari and headquarters in Rome at 41 Corso d’Italia.

Telecom Italia’s ordinary and savings shares are listed on the Mercato Telematico Azionario operated by Borsa Italiana (“MTA”) and, in the form of American Depositary Shares (ADSs), each of which represents 10 ordinary shares, on the New York Stock Exchange. The ordinary shares are also listed on the Frankfurt Stock Exchange. In this respect it should be noted that on 28 October 2004 an application for their delisting was submitted to the Board of Admission of the Frankfurt Stock Exchange.

The bonds “Telecom Italia 1.5% 2001-2010 convertible bonds with reimbursement premium” are also listed on the MTA.

The following notes are listed on the electronic market for Eurobonds, foreign bonds and asset-backed securities (EuroMOT) operated by Borsa Italiana and on the Luxembourg Stock Exchange:

•	“Telecom Italia S.p.A. Euro 1,000,000,000 Floating Rate Notes due 2007”;

•	“Telecom Italia S.p.A. Euro 750,000,000 4.50 per cent. Notes due 2011”;

•	“Telecom Italia S.p.A. Euro 1,250,000,000 5.375 per cent. Notes due 2019”.

In addition, the following notes are listed on the Luxembourg Stock Exchange:

•	“Telecom Italia S.p.A. Euro 1,250,000,000 5.625% Notes due 2007”;

•	“Telecom Italia S.p.A. Euro 110,000,000 Floating Rate Notes due 2009”;

•	“Telecom Italia S.p.A. Euro 1,250,000,000 6.25% Notes due 2012”;

•	“Telecom Italia S.p.A. Euro 120,000,000 Floating Rate Notes due 2015”;

•	“Telecom Italia S.p.A. GBP 850,000,000 6.375 per cent. Notes due 2019”.

Governing bodies

The members of Telecom Italia’s Board of Directors, which was appointed by the ordinary shareholders’ meeting of 6 May 2004 for three financial years, and thus until the approval of the financial statements for the year ending December 31, 2006, are as follows:

Name	Place and date of birth	Position
Marco Tronchetti Provera (3)	Milan - 18 January 1948	Chairman
Gilberto Benetton (3)	Treviso - 19 June 1941	Deputy Chairman
Carlo Orazio Buora (3)	Milan - 26 May 1946	Managing Director
Riccardo Ruggiero (2) (3)	Naples - 26 August 1960	Managing Director
Paolo Baratta (1) (3)	Milan - 11 November 1939	Director
John Robert Sotheby Boas (1) (3)	London - 28 February 1937	Director
Giovanni Consorte (3)	Chieti - 16 April 1948	Director
Francesco Denozza (1) (4)	Turin - 5 October 1946	Director
Domenico De Sole (1) (3)	Rome - 1° January 1944	Director
Luigi Fausti (1) (3)	Ancona - 9 March 1929	Director
Guido Ferrarini (1) (4)	Genoa - 8 August 1950	Director
Jean Paul Fitoussi (1) (4)	La Goulette (Tunisia) - 19 August 1942	Director
Gianni Mion (3)	Vò (Padua) - 6 September 1943	Director
Massimo Moratti (3)	Bosco Chiesanuova (VR) - 16 May 1945	Director
Marco Onado (1) (3)	Milan - 19 April 1941	Director
Renato Pagliaro (3)	Milan - 20 February 1957	Director
Pasquale Pistorio (1) (4)	Agira (EN) - 6 January 1936	Director
Carlo Alessandro Puri Negri (3)	Genoa - 11 July 1952	Director
Luigi Roth (1) (3)	Milan - 1° November 1940	Director
Francesco Chiappetta	Rome - 13 September 1960	Secretary to the Board

(1)	Independent director.
(2)	General Manager.
(3)	Directors elected from the slate submitted by Olimpia S.p.A.
(4)	Directors elected from the slate submitted by a group of asset management companies.

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All the members of Telecom Italia’s Board of Directors are domiciled for the purposes of their positions at the company’s registered office in Milan, at 2 Piazza degli Affari.

Telecom Italia does not have an Executive Committee.

On 6 May 2004, Telecom Italia’s Board of Directors assigned delegated powers to the executive directors and appointed the members of the Committee for Internal Control and Corporate Governance and the Remuneration Committee.

On 9 September 2004, the Board of Directors formed a Strategy Committee of the Board, and named the Chairman of the Committee for Internal Control and Corporate Governance, Guido Ferrarini, as the Lead Independent Director with the power to call separate meetings of the independent directors to discuss matters deemed to be of importance for the functioning of the Board of Directors or the management of the company.

The composition of the various Board committees is shown below.

Committee for Internal Control and Corporate Governance

Position	First name and family name	Place and date of birth
Chairman	Guido Ferrarini	Genoa - 8 August 1950
Member	Domenico De Sole	Rome - 1 January 1944
Member	Francesco Denozza	Turin - 5 October 1946
Member	Marco Onado	Milan - 19 April 1941

Remuneration Committee

Position	First name and family name	Place and date of birth
Chairman	Luigi Fausti	Ancona - 9 March 1929
Member	Paolo Baratta	Milan - 11 November 1939
Member	Pasquale Pistorio	Agira (EN) - 6 January 1936

Strategy Committee

Position	First name and family name	Place and date of birth
Member	Marco Tronchetti Provera	Milan - 18 January 1948
Member	Carlo Orazio Buora	Milan - 26 May 1946
Member	Domenico De Sole	Rome - 1 January 1944
Member	Marco Onado	Milan - 19 April 1941
Member	Pasquale Pistorio	Agira (EN) - 6 January 1946

Telecom Italia’s Board of Auditors was appointed on 26 May 2003 by the shareholders’ meeting of Olivetti S.p.A. (now Telecom Italia, following the merger of the company called Telecom Italia S.p.A. into Olivetti S.p.A. in 2003) and will remain in office until the approval of the financial statements for the year ended 31 December 2005. The members are as follows:

Name	Place and date of birth	Position
Ferdinando Superti Furga	Milan - 20 January 1932	Chairman
Rosalba Casiraghi	Milan - 17 June 1950	Auditor
Paolo Golia	Verona - 29 July 1944	Auditor
Salvatore Spiniello	Siracusa - 26 April 1951	Auditor
Gianfranco Zanda	Udine - 4 April 1941	Auditor

The shareholders’ meeting of 26 May 2003 also appointed the following alternate members of the Board of Auditors: Enrico Maria Bignami (born in Milan on 7 May 1957) and Enrico Laghi (born in Rome on 23 February 1969).

Offer Document

All the members of Telecom Italia’s Board of Auditors are domiciled for the purposes of their positions at the company’s registered office in Milan, at 2 Piazza degli Affari.

Ownership structure

On 7 December 2004 (the date of the meeting of Telecom Italia’s Board of Directors that approved the Offer), the share capital of Telecom Italia entered in the Companies Register amounted to €8,861,181,281.15, divided into 16,111,238,693 shares with a par value of €0.55 per share, consisting of 10,315,317,624 ordinary shares and 5,795,921,069 savings shares. Following the issuance of an additional 5,419,305 ordinary shares not yet entered in the Companies Register, the issued share capital of Telecom Italia on 20 December 2004 amounted to €8,864,161,898.90, divided into 16,116,657,998 shares with a par value of €0.55 per share, consisting of 10,320,736,929 ordinary shares and 5,795,921,069 savings shares.

On 20 December 2004, on the basis of the shareholders’ register of Telecom Italia and the information made public by shareholders pursuant to Article 120 of the Consolidated Law, the following shareholders were found to possess, directly and/or indirectly, more than 2% of Telecom Italia’s ordinary share capital:

Reporting entity	Type of holding	Number of ordinary shares held	Percentage of ordinary share capital
Olimpia S.p.A.	Direct	1,751,765,823	16.97%
Brandes Investment Partners LLC	Fund (a)	372,896,243	3.61%
Hopa S.p.A.	Indirect (b)	361,364,703	3.50%
Assicurazioni Generali S.p.A.	Direct and Indirect (c)	288,964,287	2.80%
Banca d’Italia	Direct and Indirect (d)	231,499,817	2.24%

(a)	Report pursuant to Article 121.3 of the Consob Regulation.
(b)	Shares held through the subsidiary Holinvest S.p.A.
(c)	The list of companies through which the shares are held is available on the Internet at http://www.consob.it
(d)	Shares partly held by the Bank’s supplementary pension fund.

At present no shareholders exercise control, as defined by Article 2359 of the Civil Code and Article 93 of the Consolidated Law, over Telecom Italia. Owing to the provision made in Telecom Italia’s bylaws for the election of directors using a slate system, Olimpia S.p.A., which is the largest shareholder, with a holding of approximately 17%, elected 15 of the 19 directors currently in office in the shareholders’ meeting of 6 May 2004 with just over half (51%) of the capital represented at the meeting. Consequently, Olimpia S.p.A. could be in a position to influence Telecom Italia’s management policies, including its dividend policy.

Forecasts of the composition of major shareholders and of the control structure of Telecom Italia following the Merger

The shareholder composition of Telecom Italia (as the company resulting from the Merger) will be influenced by a series of variables and, in particular, by the number of conversions of the bonds “Telecom Italia (ex-Olivetti) 1.5% 2001-2010 convertible bonds with reimbursement premium”, the exercise of Telecom Italia and TIM stock options, and the level of acceptances of the Offer.

The table below shows the foreseeable composition of shareholders with holdings of more than 2% of the ordinary share capital of Telecom Italia (as the company resulting from the Merger) for different levels of acceptances, assuming that none of the above-mentioned bonds are converted and that no stock options are exercised. The table is based exclusively on information obtained from the Telecom Italia’s shareholders’ register and the information made public by shareholders pursuant to Article 120 of the Consolidated Law.

Shareholders	% of the ordinary share capital held in the case of acceptances of the Ordinary Share Offer equal to the minimum quantity requested (2/3 of the maximum quantity)	% of the ordinary share capital held in the case of acceptances of the Ordinary Share Offer equal to the maximum quantity
Olimpia S.p.A.	12.61%	14.04%
Brandes Investment Partners LLC	2.68%	2.99%
Hopa S.p.A.	2.60%	2.90%
Assicurazioni Generali S.p.A.	2.08%	2.32%

Offer Document

If the the number of shares tendered falls short of the minimum quantities specified in Subsection a.1 above, the Board of Directors of Telecom Italia will assess whether to purchase the smaller quantity of Ordinary Shares and/or Savings Shares tendered and continue with the planned reorganization and implementation the Merger.

In any event, it is foreseeable that no shareholder will exercise control, as defined by Article 2359 of the Civil Code and Article 93 of the Consolidated Law, over Telecom Italia (as the company resulting from the Merger).

Shareholders’ agreements

Notices have been published in the Italian press containing extracts of the following agreements:

•	agreement between Pirelli S.p.A. (now Pirelli & C. S.p.A.) and Edizione Holding S.p.A. – Edizione Finance International S.A., executed on 7 August 2001 and subsequently amended;

•	agreement among Pirelli S.p.A. (now Pirelli & C. S.p.A), UniCredito Italiano S.p.A. and Intesa BCI S.p.A (now Banca Intesa S.p.A.), executed on 14 September 2001 and subsequently amended.

On 1 March 2003 a notice was also published containing an extract of the agreement executed on 21 February 2003 among Pirelli S.p.A. (now Pirelli & C. S.p.A.), Edizione Finance International S.A./Edizione Holding S.p.A., Banca Intesa S.p.A., UniCredito Italiano S.p.A., Olimpia S.p.A. and Hopa S.p.A. The agreement was subsequently amended.

The parties to the shareholders’ agreements falling within the scope of Article 122 of the Consolidated Law relating to the companies participating in the Merger have not made any announcement concerning the possible effects of the Offer or the Merger on such agreements.

Detailed information on these shareholders’ agreements is posted on Consob’s website (www.consob.it).

Recent performance and prospects

For a detailed analysis of Telecom Italia’s operating performance, financial condition and cash flows for the first nine months of 2004 and significant events subsequent to 30 September 2004, reference should be made to the quarterly report approved by the Board of Directors on 9 November 2004, which is available to the public at the locations specified in Section O below.

The following table provides key figures for the Telecom Italia Group for the first nine months of financial years 2004 and 2003 and for the financial year 2003.

Operating and Cash Flow Data (millions of euro)	1.1-30.9.2004	1.1-30.9.2003	Year 2003
Sales and service revenues	22,912	22,682	30,850
Gross operating profit	10,788	10,648	14,280
Operating income before amortization of differences on consolidation	6,607	6,639	8,619
Operating income	5,442	5,214	6,789
Income before taxes	3,690	3,858	3,442
Consolidated net income before minority interests	1,518	2,889	2,428
Consolidated net income: Telecom Italia interest	745	1,881	1,192

Consolidated cash flow (1)	6,399	7,901	9,207
Operating free cash flow (2)	6,585	7,360	9,233

1.	Consolidated net income (loss) before minority interest plus amortization and depreciation.
2.	Calculated as follows: Operating Income + Amortization and Depreciation – Industrial Investments – Change in Operating Working Capital.

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Balance sheet data (millions of euro)	At 30 September 2004	At 31 December 2003	At 30 September 2003
Intangibles, fixed assets and long-term investments	52,635	54,573	55,892
Working capital	(1,824)	(638)	(462)

Net invested capital	50,811	53,935	55,430

financed by:
Consolidated shareholders’ equity:	19,390	20,589	21,177
✓ Telecom Italia interest	15,141	16,092	16,814
✓ Minority interests	4,249	4,497	4,363
Consolidated net financial debt:	31,421	33,346	34,253
✓ Medium/long term	34,020	30,545	28,806
✓ Short term	(2,599)	2,801	5,447

With respect to the above figures, the following should be noted:

Results of operations

The consolidated net income of the Telecom Italia Group for the first nine months of 2004 was €745 million (€1,518 million net income before minority interests). The consolidated net income of the Telecom Italia Group for the first nine months of 2003 was €1,881 million (€2,889 million net income before minority interests).

Offer Document

The following chart summarizes the principal line items which had an impact on the consolidated net income of the Telecom Italia Group for the first nine months of 2004:

In particular, the following should be noted:

Sales and service revenues for the first nine months of 2004 amounted to €22,912 million, an increase of 1.0% compared with €22,682 million for the same period in 2003. Excluding the negative foreign exchange effect (- €113 million, of which €87 million related to Latin American companies) and the impact of changes in the scope of consolidation (€807 million, of which €703 million related to the sale of New Seat Pagine Gialle in August 2003), organic growth was 5.3% (€1,150 million). This organic growth reflected, in particular, the significant contribution of the Mobile Business Unit (+€969 million) and the increase in revenues of the Wireline Business Unit (+€140 million).

Gross operating profit amounted to €10,788 million, a €140 million (+1.3%) increase compared to the first nine months of 2003. For the first nine months of 2004, gross operating profit amounted to 47.1% of revenues (46.9% for the first nine months of 2003).

Excluding the foreign exchange effect (- €27 million) and the impact of changes in the scope of consolidation (- €300 million, primarily due to the sale of New Seat Pagine Gialle), organic growth was 4.5% (+€467 million) and was primarily due to the Mobile Business Unit (+€440 million, of which €271 million related to the domestic market) and the Wireline Business Unit (+€121 million).

Offer Document

In greater detail, gross operating profit was affected by:

•	the cost of materials and external services of €9,643 million, an increase of 2.8% (€266 million) compared to the first nine months of 2003. Materials and external services represented 42.1% of total revenues (41.3% for the first nine months of 2003);

•	labor costs, totaling €3,012 million, decreased by 6.4% (€205 million) compared with the first nine months of 2003. In addition to changes in the scope of consolidation (primarily relating to the Internet and Media Business Unit), the decrease was due to a reduction in the average number of employees at Telecom Italia. This item represented 13.1% of revenues, compared with 14.2% for the first nine months of 2003. At 30 September 2004, total employees were 92,812, compared with 93,187 at 31 December 2003 and 95,447 at 30 September 2003.

Operating income before amortization of differences on consolidation amounted to €6,607 million, a decrease of 0.5% (€32 million) compared to the first nine months of 2003. This item represented 28.8% of revenues, compared with 29.3% for the first nine months of 2003.

Operating income amounted to €5,442 million, an increase of €228 million (+4.4%) compared with the first nine months of 2003. As a share of revenues, operating income increased from 23% for the first nine months of 2003 to 23.8% for the first nine months of 2004.

Excluding the foreign exchange effect and the impact of changes in the scope of consolidation, organic growth was 8.2% (+€411 million) and was primarily due to the Mobile Business Unit (+€180 million, of which +€232 million related to the domestic market) and the Wireline Business Unit (+€162 million).

In greater detail, operating income was affected by the following factors:

•	amortization of differences on consolidation, equal to €1,165 million (€1,425 million in the first nine months of 2003), a decrease of €260 million that was primarily due to the disposal of New Seat Pagine Gialle and the write-downs made in 2003;
•	amortization of other intangibles and depreciation of fixed assets amounted to €3,716 million (€3,587 million for the first nine months of 2003), an increase of €129 million that was primarily attributable to the amortization of TIM’s UMTS license (€101 million).

Financial expense, net of financial income amounted to €1,465 million, an improvement of €225 million compared with the first nine months of 2003. This was attributable to a decrease in net financial expenses, compared with the first nine months of 2003; the results for the first nine months of 2003 were affected by the expenses related to the JP Morgan put/call options on Seat Pagine Gialle shares (€236 million) and the fees paid for credit lines to fund the Olivetti/Telecom Italia merger (€92 million). This improvement in 2004 was partly offset by the increase of the average debt exposure as a result of the payment, in August 2003, for the old Telecom Italia shares acquired in connection with Olivetti’s tender offer.

Investment income, net of investment expense, totaled €104 million, compared with net investment expense of €121 million for the first nine months of 2003, an improvement of €225 million that was due primarily to the gain on the disposal of the remaining stake in Telekom Austria (for a total of €86 million) and lower write-downs of equity investments in associated companies.

Net extraordinary expenses amounted to €391 million, compared with net extraordinary income of €455 million for the first nine months of 2003, negative change of €846 million. For the first nine months of 2003, extraordinary income reflected, among other items, the reversal of liabilities and write-backs of reserves established to pay for a telecommunication license fee (€1,465 million), following a judgment of the European Court of Justice on 18 September 2003.

Income taxes amounted to €2,172 million, compared with €969 million for the first nine months of 2003. It should be noted that the first nine months of 2003 benefited from the recovery of €1,286 million of deferred tax assets as a result of the Olivetti/Telecom Italia merger, partly mitigated by €562 million payable to the tax authorities as a result of the write-back of the reserve for the telecommunication license fee (€1,465 million).

Offer Document

Financial condition

Intangibles, fixed assets and long-term investments, amounting to €52,635 million, decreased by €1,938 million compared with the end of 2003.

Details are as follows:

•	intangibles decreased from €33,853 million at the end of 2003 to €32,858 million at 30 September 2004, owing to the combined effects of investments (€1,574 million), amortization and write-downs for the period (€2,558 million), as well as changes in the scope of consolidation, the foreign exchange effect and other changes (- €11 million);

•	fixed assets decreased from €18,324 million at the end of 2003 to €17,648 million at 30 September 2004, owing to the combined effects of investments (€2,046 million), depreciation for the period (€2,605 million), and disposals, changes in the scope of consolidation, the foreign exchange effect and other changes (- €117 million);

•	long-term investments decreased from €2,396 million at the end of 2003 to €2,129 million at 30 September 2004, owing to the combined effects of investments (€140 million), disposals and repayments of long-term receivables (€356 million) and the valuation of investments carried at equity and other changes (- €51 million). The carrying value of the equity investment in the associated company Avea I.H.A.S. (formerly TT&TIM I.H.A.S., the company resulting from the merger of Is-TIM with the operator Aycell) remained at zero, while TIM International’s receivables from Is-TIM, which had also been written off, were converted into shares of Is-TIM as part of the merger with Aycell.

Investments totaled €3,760 million (€9,322 million for the first nine months of 2003). The table below shows a breakdown:

(millions of euro)	1.1-30.9 2004 (a)	1.1-30.9 2003 (b)	Change (a – b)
Industrial investments	3,194	2,871	323)
Differences on consolidation	426	5,086	(4,660)
Financial investments	140	1,365	(1,225)

Total investments	3,760	9,322	(5,562)

Industrial investments amounted to €3,194 million, an increase of €323 million compared to the first nine months of 2003. This was primarily due to an increase by the Mobile Business Unit (+€450 million), which was partly offset by the reduction in investments by the other Group companies (-€127 million).

Investments in differences on consolidation for the first nine months of 2004 related essentially to the settlement with De Agostini, which ended with the purchase of 40% of Webfin for €325 million (including €38 million to repay the losses incurred and to recapitalize Webfin beginning from July 2001) compared to a valuation of €43 million, as determined by external appraisers, and a share of shareholders’ equity of €1 million, and the purchase of the remaining shares in the Venezuelan subsidiary Digitel (€95 million). Investments during the first nine months of 2003 related essentially to the difference (€4,551 million) between the amount paid for the old Telecom Italia shares acquired in connection with Olivetti’s tender offer (€5,274 million) and the share of old Telecom Italia’s shareholders’ equity acquired (€723 million), and to the exercise of the JP Morgan put option on Seat Pagine Gialle shares (€428 million). Financial investments during the first nine months of 2004 related to equity investments, particularly in Etec S.A. Cuba (€26 million), Sky Italia (€55 million) and other financial investments (€59 million).

In the first nine months of 2003, investments related to the old Telecom Italia shareholders’ equity acquired pursuant to Olivetti’s tender offer (€723 million), to the buyback of shares by old Telecom Italia, which were subsequently cancelled as a result of the merger (€47 million), to equity investments in LI.SIT (€54 million), Sky Italia (€324 million) and other financial investments (€217 million).

Working capital had a negative balance of €1,824 million (compared with a negative balance of €638 million as at 31 December 2003). The change of €1,186 million was affected by the sale of Telekom Austria (€708 million), the tax charge for the period net of payments made (€1,555 million), partially offset by changes in accounts receivable/payable and other items (€1,077 million).

Offer Document

Shareholders’ equity amounted to €19,390 million (€20,589 million at the end of 2003), of which €15,141 million was attributable to Telecom Italia S.p.A. (€16,092 million at 31 December 2003) and €4,249 million to minority interests (€4,497 million at 31 December 2003).

The changes in shareholders’ equity were as follows:

(millions of euro)	1.1-30.9 2004	Year 2003
At the beginning of period	20,589	20,624

Share capital increases	14	33
Net income for the period before minority interests	1,518	2,428
Dividends and reserves distributed to third parties paid by:	(2,780)	(1,049)
- Telecom Italia	(1,730)	(794)
- TIM S.p.A.	(991)	(185)
- Other Group companies	(59)	(70)
Effects of withdrawal, tender offer, cancellation of both the shares bought back by old Telecom Italia and the old Telecom Italia shares held by Olivetti and reclassified from marketable securities to other long-term assets	—	(1,117)
Deconsolidation of New Seat Pagine Gialle	—	(126)
Translation adjustments and other changes	49	(204)

At the end of period	19,390	20,589

At 30 September 2004 net financial debt amounted to €31,421 million, a decrease of €1,925 million compared with €33,346 at the end of 2003. Details of the change in net financial debt are as follows:

(millions of euro)	1.1-30.9.2004	1.1-30.9.2003	Year 2003
Increases (decreases) of medium/long-term net financial debt	3,475	(4,486)	(2,747)
Increases (decreases) of short-term net financial debt	(5,400)	5,340	2,694

Total change	(1,925)	854	(53)

Offer Document

The following chart summarizes the main items that affected net financial debt during the first nine months of 2004:

In particular:

•	“financial investments” and “differences on consolidation”, amounting to €566 million, relate to financial investments in subsidiaries and affiliated companies and long-term receivables (€140 million), as well as investments for differences on consolidation (€426 million), as detailed earlier;

•	the “repayments of long-term receivables and disposals of long-term assets”, totaling €400 million, relate to:

(i)	the sale of interests in/shares of Sky Italia (€88 million), Euskaltel (€14 million), Cipi (€10 million), Cirsa (€31 million), Netco Redes (€30 million), Pirelli & C. Real Estate (€24 million);

(ii)	proceeds from Tiglio I, representing the repayment of a shareholder loan and the distribution of reserves (€54 million);

(iii)	other sales and repayments of long-term receivables and disposals of fixed assets and intangibles (€149 million).

In the first nine months of 2004, securitizations and factoring of accounts receivable resulted in a reduction of €947 million in net financial debt at 30 September 2004 (of which €790 million was due to securitizations). The corresponding reduction at the end of 2003 was equal to €1,201 million and the €254 million of cash used is therefore included in the above chart under “Net cash flow from operations”.

The program for the securitization of trade receivables generated by services provided to households and small business customers of Telecom Italia Domestic Wireline was initiated in 2001.

Offer Document

Net financial debt is shown in detail below:

(millions of euro)	Within 12 months	30.9.2004 Beyond 12 months	Total	31.12.2003 Total
Notes	501	27,072	27,573	30,053
Convertible notes	—	5,595	5,595	7,312

Total notes	501	32,667	33,168	37,365

Due to banks	1,005	938	1,943	2,460
Due to other lenders	320	643	963	1,012
Other liabilities	34	55	89	519
Due to subsidiaries and affiliated companies	20	17	37	42
Trade accounts payable	4	2	6	9
Taxes payable	—	—	—	58

Total other financial debt	1,383	1,655	3,038	4,100

Total gross financial debt	1,884	34,322	36,206	41,465

Liquid assets	(3,756)	—	(3,756)	(4,877)
Other securities in current assets	(1,086)	—	(1,086)	(2,719)
Other accounts receivable	(260)	—	(260)	(796)
Receivables from subsidiaries and affiliated companies	(26)	—	(26)	(30)
Receivables for the sale of securities	—	—	—	(60)

Total liquid assets and financial receivables in current assets	(5,128)	—	(5,128)	(8,482)

Accrued expenses and deferred income	1,061	29	1,090	1,330
Accrued income and prepaid expenses	(416)	(331)	(747)	(967)

Net financial accruals and deferrals	645	(302)	343	363

Net financial debt at 30.9.2004	(2,599)	34,020	31,421	33,346

The long-term portion of gross debt amounted to €34,322 million (not considering net assets of €302 million relating to medium/long-term accruals and deferrals), accounting for 95% of total gross debt (€30,852 million and 74%, respectively, at the end of 2003). It should be noted that short-term financial debt at 30 September 2004 includes the portion of medium and long-term debt maturing in the following 12 months amounting to €1,133 million (€9,289 million at 31 December 2003), which includes €500 million in respect of a bond with a quarterly coupon linked to the 3-month Euribor plus a spread of 130 basis points, maturing in March 2005. As of that date the maturity of the loan can be extended, at the request of bondholders, for successive periods of 21 months up to a maximum total maturity of 10 years.

In the period from January to September 2004, Telecom Italia issued the following three classes of debt securities under the €10 billion “Euro Medium Term Note Program” approved by its Board of Directors on 10 October 2003.

On 29 January 2004, a total of €3,000 million was issued, divided into three tranches:

•	€1,000 million, coupon 3-month Euribor +0.33%, issue price 99.927, maturing 29 October 2007;

•	€750 million, coupon 4.5%, issue price 99.56, maturing 28 January 2011;

•	€1,250 million, coupon 5.375%, issue price 99.07, maturing 29 January 2019.

On 8 April 2004, €110 million of floating rate notes were issued in a private placement, coupon 3-month Euribor +0.60%, issue price 100, maturing 30 March 2009.

Offer Document

On 24 June 2004, GBP 850 million (€1,289 million) of fixed rate bonds were issued, issue price 98.85, coupon 6.375%, maturing 24 June 2019.

All these debt issuances and those after 30 September 2004 (see “Events subsequent to 30 September 2004”) were made to refinance the entirety of the debt maturing in 2005 and approximately 50% of the debt expected to mature in 2006, in accordance with the Group policy of covering in advance the debt maturing in the following 12/18 months, thus allowing the Group to maintain an appropriate margin of liquidity.

The debt issuances referred to above made it possible to take advantage of favorable interest rate and credit spread opportunities and to diversify among instruments, markets and maturities, primarily in the context of the three main markets available to the Group (the euro, sterling and U.S. dollar markets).

External debt issuances by companies of the Telecom Italia Group do not contain financial covenants or clauses that compel early repayment of the notes as a result of events other than the insolvency of the Telecom Italia Group; in addition, repayment of the notes and interest payments are not backed by specific guarantees, nor are there any undertakings to provide guarantees, except for the guarantees provided by Telecom Italia for the notes issued by Telecom Italia Finance S.A. and Telecom Italia Capital S.A.

In the first nine months of 2004, a total of €7,797 million of notes were repaid, of which:

•	€1,331 million on 1 January 2004 relating to convertible bonds issued by Telecom Italia S.p.A.;

•	€385 million on 19 March 2004 relating to convertible bonds issued by Olivetti Finance N.V. S.A. and guaranteed by Telecom Italia;

•	€1,500 million on 22 March 2004 relating to bonds issued by Telecom Italia, original maturity 21 June 2005, redeemed in advance by exercising the right provided in the indenture;

•	€1,000 million on 20 April 2004 relating to bonds issued by Telecom Italia Finance S.A. (originally Sogerim) and guaranteed by Telecom Italia;

•	€3,550 million on 30 July 2004 relating to bonds issued by Telecom Italia Finance S.A. (originally Olivetti Finance N.V. S.A.) and guaranteed by Telecom Italia;

•	€31 million relating to notes issued by Entel Chile.

In the same period, Telecom Italia also repurchased notes of the 2002-2022 issuance set aside for subscription by Group employees for a face value of €3 million. The purchase was made because the indenture provides that Telecom Italia must be the counterparty for sales by holders of this class of securities; the notes thus purchased will remain available for potential future trades.

On 26 March 2004, €850 million of securities issued by Olivetti Finance N.V.S.A. and repurchased in prior years were cancelled. These securities comprised €650 million out of a total issuance of €4,200 million (the remaining amount of €3,550 million was repaid in July 2004) and €200 million of the debt issuance maturing in February 2005, which as a result has now been completely cancelled.

In July 2004, Telecom Italia Finance S.A. redeemed notes with a face value of €135.1 million relating to a €3,000 million issuance by Sogerim (which was merged into Telecom Italia Finance S.A. in 2002) maturing on 20 April 2006 with a coupon of 6.375%.

In addition, on 30 March 2004, a new 3-year €6.5 billion line of credit was entered into, which replaces the syndicated line of credit in the same amount obtained by Olivetti as part of the merger by incorporation of Telecom Italia into Olivetti S.p.A. in 2003. The first tranche (€4.5 billion) was due in April 2004. The new line of credit does not require the borrower to comply with specific financial statement ratios and the undertakings entered into by the banks guarantee the unconditional availability of credit. At 30 September 2004, the credit line in question had not been used.

Offer Document

Gross financial debt is detailed in the following table:

	At 30.9.2004				Total	%	At 31.12.2003
Composition (millions of euro)	Euro	%	Foreign currency	%			Total	%
Medium/long-term financial debt	28,572	95	5,750	94	34,322	95	30,852	74
Short-term financial debt	1,501	5	383	6	1,884	5	10,613	26

Total	30,073	100	6,133	100	36,206	100	41,465	100

The following table shows the maturities of gross financial debt at 30 September 2004.

	Medium and long-term			Short-term	Total
Maturities (millions of euro)	Notes	Loans and other debt	Sub total
by 30 September 2005	501	632	1,133	751	1,884
by 30 September 2006	6,870	487	7,357	—	7,357
by 30 September 2007	3,100	449	3,549	—	3,549
by 30 September 2008	2,753	195	2,948	—	2,948
by 30 September 2009	4,769	83	4,852	—	4,852
beyond 30 September 2009	15,175	441	15,616	—	15,616

Total	33,168	2,287	35,455	751	36,206

At the end of September 2004 liquid assets and financial receivables amounted to €5,128 million (€8,482 million at the end of 2003) and are detailed below.

LIQUID ASSETS AND FINANCIAL RECEIVABLES			30.9.2004
(millions of euro)
Liquid assets (classified by technical type):
- Deposits			3,514
- Current accounts and other types			242

Total	(A	)	3,756

Other securities in current assets:
- Euro Commercial Paper			233
- Own notes			435
- Notes			360
- Other securities			58

Total	(B	)	1,086

	(C=A+B	)	4,842
Other financial receivables	(D	)	286

Total liquid assets and financial receivables in current assets	(C+D	)	5,128

The different technical forms used to invest liquid assets at 30 September 2004 are analyzed below.

Offer Document

Deposits (€3,514 million):

•	Maturities. €3,364 million has a maximum maturity of two months (€3,162 million was due to mature by the end of October 2004), while the remainder, in the form of immediately realizable certificates of deposit, consisted of liquid assets invested by the subsidiaries in Brazil and Bolivia;

•	Counterparty risk. The deposits were made with leading banks and financial institutions with high credit ratings. More specifically, €3,245 million was deposited with counterparties having at least an A rating;

•	Country risk. The geographical distribution of the deposits was as follows: €3,003 million in Europe (principally in London), €146 million in the United States and €365 million in South America (deposits of the subsidiaries in Brazil, Chile and Bolivia).

Euro commercial paper (€233 million), all with a maximum maturity of three months. In the first month, €155 million was due to mature. All the issuers have a rating of AAA or AA and are based in Europe.

The notes and other securities amounting to €418 million (of which €400 million invested by the Luxembourg subsidiary Telecom Italia Finance S.A.) consisted of notes with a rating of at least A and different maturities, that are actively traded and therefore easy to liquidate.

Outlook for 2004

For financial year 2004, the Telecom Italia Group confirms the outlook provided to the market in March 2004 during the presentation of the targets for 2004-2006: operating income is expected to show a positive performance (with a target of a coumpounded average annual growth in gross operating profit, at constant exchange rates and scope of consolidation, of more than 5.5%); net income should be positive; and net financial debt should fall below €30 billion by the end of 2004, due to the contribution of the core business and the cash flows it generates.

With respect to Telecom Italia’s prospects, net income is expected to enable the company to pay a dividend consistent with the shareholder return policy already announced to the market. At the meeting with the financial community on 25 March 2004, the company declared that the dividends to be paid in May 2004 (€2.8 billion at Telecom Italia Group level) would be considered the benchmark for dividends in the years to come.

Events subsequent to 30 September 2004

The principal events subsequent to 30 September 2004 are discussed below:

Debt issuances

On 6 October 2004, Telecom Italia Capital S.A., a wholly-owned subsidiary of Telecom Italia, issued bonds in a total amount of U.S. $3,500 million, guaranteed by Telecom Italia, divided into three tranches (all listed on the Luxembourg Stock Exchange) and maturing respectively on 15 January 2010 (U.S. $1.25 billion), 30 September 2014 (U.S. $1.25 billion) and 30 September 2034 (U.S. $1 billion). The yields in U.S. dollars of the three tranches are as follows: 4.058% for the 5-year notes, 4.995% for the 10-year notes and 6.607% for the 30-year notes. Compared with the spread over Euribor for equivalent issues in euro, these yields are approximately 5 basis points lower for the 5 and 10-year notes and approximately 10 basis points lower for the 30-year notes.

Under the “Euro Medium Term Note Program” approved on 10 October 2003, which calls for Telecom Italia and Telecom Italia Finance S.A. (a wholly-owned subsidiary of Telecom Italia) to issue a total of € 10 billion of notes listed on the Luxembourg Stock Exchange, on 23 November 2004 floating-rate notes (3-month Euribor + 0.66%) in the amount of €120 million maturing on 23 November 2015 were issued in a private placement.

These debt issuances also serve to implement the policy of refinancing maturing debts in advance described above (see under “Fixed assets, investments and financial structure”).

Offer Document

Moreover, in a meeting held on 9 November 2004, the Board of Directors authorized the issuance of non-convertible notes under the same program in an aggregate amount of up to €4.9 billion by 31 December 2006 and also authorized the full guarantee of debt issuances in an aggregate amount of up to U.S. $5 billion by Telecom Italia Capital S.A.

Taking into account the above-mentioned issues (€2,831 million of U.S. dollar bonds and the €120 million private placement), gross financial debt at 30 September 2004 increases from €36,206 million to €39,157 million, while net financial debt remains unchanged in view of the receipt of the proceeds of the issuances.

On 29 November 2004, following the authorization notified by letter no. 4100363 dated 24 November 2004, a prospectus was filed with Consob concerning the listing of the “Telecom Italia S.p.A. €1,000,000,000 Floating Rate Notes due 2007”, “Telecom Italia S.p.A. €750,000,000 4.50% Notes due 2011” and “Telecom Italia S.p.A. €1,250,000,000 5.375% Notes due 2019” on EuroMOT, as per Borsa Italiana decision no. 3658 dated 11 October 2004. Pursuant to decision no. 3731 dated 29 November 2004, Borsa Italiana authorized the commencement of trading on 2 December 2004.

Telecom Italia Media S.p.A. share capital increase

On 5 October 2004 the Board of Directors of Telecom Italia Media S.p.A. (“Telecom Italia Media”) set the terms for a capital increase by way of a rights offering for approximately €120 million, pursuant to the resolution adopted by Telecom Italia Media’s shareholders at the extraordinary meeting held on 10 September 2004. Taking into account the recent performance of the share, the Board of Directors fixed the subscription price for the newly-issued shares at €0.21 (representing a premium of €0.18) for each new ordinary share and €0.17 (representing a premium of €0.14) for each new savings share.

The Board of Directors thus authorized the issuance of 564,333,957 ordinary shares and 9,462,662 savings shares which, under the rights offering, were offered for subscription to eligible holders at a ratio of 11 new ordinary or savings shares for every 60 shares of the same class held.

The offering was successful: by the end of the acceptance period (11 October 2004 – 29 October 2004 included), subscriptions had been received for 549,262,186 ordinary shares, for a total of €115.3 million or 97.3% of the ordinary shares offered, and for 8,372,925 savings shares, for a total of €1.4 million or 88.5% of the savings shares offered.

At the end of the acceptance period, there were 15,071,771 unsubscribed ordinary shares (2.7% of the ordinary shares offered) corresponding to 82,209,660 subscription rights, amounting to approximately €3.2 million, and 1,089,737 unsubscribed savings shares (11.5% of the savings shares offered) corresponding to 5,944,020 subscription rights, amounting to approximately €0.2 million.

These unexercised rights were offered on the MTA on behalf of Telecom Italia Media on 8, 9, 10, 11 and 12 November 2004. By the latter date, all the rights offered had been sold, in particular: 82,209,660 rights (for a total of €1,257,807.80) entitling holders to subscribe to 15,071,771 ordinary shares and 5,944,020 rights (for a total of €62,412.21) entitling holders to subscribe to 1,089,737 savings shares.

These rights were also exercised and therefore all the shares issued were subscribed without the need for Telecom Italia to purchase any unexercised rights.

Exchange offer for notes issued by Telecom Italia Capital S.A.

On 14 October 2004, Telecom Italia Capital S.A. completed the exchange offer between:

(i)	the debt securities (the “Notes”) issued on 29 October 2003 (not registered with the United States Securities and Exchange Commission – “SEC”) in the total amount of U.S. $4 billion, divided into three tranches (Series A, Series B and Series C) and

(ii)	newly-issued Notes registered with the U.S. Securities and Exchange Commission.

The newly-issued Notes were registered pursuant to the United States Securities Act of 1933 and contained the same terms and conditions as those of the corresponding unregistered Notes. Both issuances are unconditionally guaranteed by Telecom Italia. By the end of the exchange offer period, U.S. $3,957,588,000 of the initial Notes (U.S. $985,926,000 of Series A Notes, U.S. $1,972,460,000 of Series B Notes and U.S. $999,202,000 of Series C Notes) had been exchanged.

Offer Document

This amount represented approximately 98.94% of the nominal amount of the Notes issued in October 2003.

Sale of Atesia

Effective 1 July 2004, Atesia sold to Telecontact S.p.A. the business unit engaged in customer care services for fixed telephony. On 2 July 2004, Telecom Italia entered into an agreement with COS Communication Services S.p.A. (part of the COS Group, the leading Italian manager of outsourced contact center and CRM - customer relationship management - services) for the sale of an 80.1% equity interest in Atesia. The sale related only to the activities performed on behalf of TIM and the external market. The effectiveness of the agreement was subject to the approval of the Italian Antitrust Authority. This approval was obtained on 28 October 2004 and the transaction was completed on 12 November 2004.

Italian Antitrust Authority

In June 2003, the Italian Antitrust Authority launched an investigation into alleged abuses of dominant position by Telecom Italia, in order to determine whether the company had engaged in unlawful commercial practices in the business segment. In particular, the alleged abusive conduct, with the alleged intent to exclude competitors, consisted of setting prices for landline services to business customers that could not be matched by competitors, given the interconnection charges the latter have to pay to access Telecom Italia’s network. The final hearing was held before the Authority on 29 September 2004, with the participation of the other operators who had intervened in the proceedings. Telecom Italia presented its case on the basis of the written pleading that had been filed with the Authority and outlined a proposal prepared by an independent expert containing specific commitments to improve the market situation as well as several solutions considered suitable to (i) reduce the difficulties competitors have in providing integrated telecommunication solutions to business customers; (ii) accelerate the development of competition in the access market through extraordinary measures for the two-year period 2005-2007 and (iii) implement a mechanism to monitor and verify compliance with these commitments.

The Italian Antitrust Authority’s investigation was scheduled to end on 16 November 2004. On 19 November 2004, the Authority notified Telecom Italia of its decision to fine the company €152 million for its alleged abuse of dominant position. This fine represents slightly less than 1% of Telecom Italia’s revenues. The Authority also ordered Telecom Italia to cease and desist from the anti-competitive behavior ascribed to it and to inform the Authority of the steps taken to that effect within 90 days from notification of the ruling.

Telecom Italia will appeal to the Regional Administrative Court (TAR) to overturn the ruling.

Merger of IT Telecom and EpicLink into Telecom Italia

On 8 and 9 September 2004, the Boards of Directors of Telecom Italia, IT Telecom S.p.A. and EpicLink S.p.A. examined and approved the plan to merge the two wholly-owned subsidiaries IT Telecom S.p.A. and EpicLink S.p.A. into Telecom Italia. This plan is part of the reorganization of the Group’s Information Technology operations. The merger into Telecom Italia of these two subsidiaries will make it possible to rationalize the use of resources and technological skills and to streamline operational, administrative and corporate processes.

In accordance with the respective bylaws, the merger (which does not involve an increase in Telecom Italia’s share capital) was agreed by the Boards of Directors of the three companies on 11 October 2004, in accordance with the terms and conditions laid down by Article 2505, last paragraph, of the Civil Code.

The merger deed was executed on December 17, 2004 and will be legally effective on 31 December 2004; it will be effective for accounting and tax purposes on 1 January 2004.

Offer Document

b.2 The Issuer: Telecom Italia Mobile

Corporate name, legal form, registered office and markets on which its shares are listed

The full corporate name of the Issuer is Telecom Italia Mobile S.p.A. The company may use either its full name or the abbreviated forms of its name: T.I.M. S.p.A. and TIM S.p.A.

Telecom Italia Mobile is a company limited by shares with its registered office at 6 Via Cavalli, Turin, and its headquarters at 152 Via Pietro De Francisci, Rome.

The ordinary and savings shares of Telecom Italia Mobile are listed on the MTA.

Telecom Italia Mobile is not an issuer of listed financial instruments other than ordinary shares and savings shares.

Share capital

On 20 December 2004, the fully paid-up share capital of Telecom Italia Mobile filed with the Companies Register amounted to €514,134,169.02, divided into 8,436,833,654 ordinary shares and 132,069,163 savings shares, both with a par value of €0.06 per share. Following the issue of an additional 4,111,832 ordinary shares not yet entered in the Companies Register, the issued share capital of Telecom Italia Mobile on 20 December 2004 amounted to €514,380,878.94, divided into 8,573,014,649 shares with a par value of €0.06 per share, consisting of 8,440,945,486 ordinary shares and 132,069,163 savings shares.

In resolutions adopted by TIM’s shareholders at the extraordinary meetings held on 18 December 1998 and 10 October 2000, the Board of Directors was authorized under Article 2443 of the Civil Code to make one or more cash increases in the share capital by issuing ordinary shares for the purposes of incentive plans for key employees that the Board of Directors itself was to identify from time to time.

In relation to the remaining amount of the increases in capital approved under such authorizations, Telecom Italia Mobile’s share capital can reach a maximum of €518,890,264.74, divided into 8,648,171,079 shares with a par value of €0.06 per share, consisting of 8,516,101,916 ordinary shares and 132,069,163 savings shares.

Pursuant to a resolution adopted by Telecom Italia Mobile’s shareholders at the extraordinary meeting held on 4 May 2004, the Board of Directors was also granted authority (which has not been exercised yet) to make one or more cash increases in the share capital up to €51,000,000.00, by issuing up to 850,000,000 ordinary shares to be subscribed, in whole or in part, by existing shareholders under a rights offering or by employees of TIM, its parent companies or its subsidiaries, excluding pre-emptive rights, within the limits referred to by Article 134, last paragraph, of the Consolidated Law.

Telecom Italia Mobile holds 897,835 treasury ordinary shares.

On 20 December 2004, Telecom Italia held, directly and indirectly through Telecom Italia Finance S.A., 4,748,305,519 TIM ordinary shares, representing approximately 56.28% of the Issuer’s ordinary share capital and 55.41% of its total share capital, as indicated above. Telecom Italia does not own any TIM savings shares.

On 20 December 2004, on the basis of the information made public by shareholders pursuant to Article 120 of the Consolidated Law, there were no other shareholders holding, directly and/or indirectly, voting shares amounting to more than 2% of Telecom Italia Mobile’s ordinary share capital.

Recent performance and prospects

For a detailed analysis of TIM’s operating performance, financial condition and cash flows for the first nine months of 2004 and significant events subsequent to 30 September 2004, reference should be made to the quarterly report approved by the Board of Directors on 8 November 2004, which is available to the public at the locations specified in Section O below.

Offer Document

The following table provides key figures for the TIM Group for the first nine months of financial years 2004 and 2003, and for the financial year 2003:

Operating and Cash Flow Data (millions of euro)	1.1-30.9.2004	1.1-30.9.2003	Year 2003
Sales and service revenues	9,499	8,635	11,782
Gross operating profit	4,574	4,157	5,502
Operating income before amortization of differences on consolidation	3,199	3,021	3,885
Operating income	3,129	2,944	3,786

Income before taxes	3,100	3,441	4,207

Consolidated net income before minority interests	1,724	2,041	2,456
Consolidated net income: Telecom Italia Mobile Interest	1,664	1,970	2,342
Consolidated cash flow (1)	3,048	3,156	3,998

Operating free cash flow (2)	2,829	3,123	3,746

1.	Consolidated net income (loss) before minority interests plus amortization and depreciation.
2.	Calculated as follows: Operating Income + Amortization and Depreciation – Industrial Investments – Change in Operating Working Capital.

Balance Sheet Data (millions of euro)	At 30 Sept. 2004	At 31 Dec. 2003	At 30 Sept. 2003
Intangibles, fixed assets and long-term investments	9,247	9,276	9,064
Working capital	(1,925)	(2,407)	(2,015)

Net invested capital	7,322	6,869	7,049

financed by:
Consolidated shareholders’ equity:	7,382	7,803	7,535
✓ Telecom Italia Mobile interest	6,827	7,295	7,049
✓ Minority interests	555	508	486

Consolidated net financial debt:	(60)	(934)	(486)
✓ Medium/long term	490	585	668)
✓ Short term	(550)	(1,519)	(1,154)

With respect to the above figures, the following should be noted:

Results of operations

The consolidated net income of the TIM Group for the first nine months of 2004 was €1,664 million (€1,724 million net income before minority interests). The consolidated net income of the TIM Group for the first nine months of 2003 was €1,970 million (€2,041 million net income before minority interests).

Offer Document

The following chart summarizes the principal line items which had an impact on the net consolidated income of the TIM Group for the first nine months of 2004:

In particular, the following should be noted:

Sales and service revenues for the first nine months of 2004 amounted to €9,499 million, an increase of 10.0% compared with €8,635 million for the same period in 2003. Excluding the negative impact of foreign exchange effect (- €105 million), organic growth was 11.4% (€969 million). This increase was primarily due to growth in the domestic market and the development of activities in Brazil.

Gross operating profit amounted to €4,574 million, an increase of €417 million (+10.0%) compared to the first nine months of 2003. For the first nine months of 2004, gross operating profit amounted to 48.2% of revenues (48.1% for the first nine months of 2003).

Excluding the negative impact of foreign exchange effect (-€23 million), organic growth was 10.6% (€440 million) and was primarily due to the domestic market (+€271 million) and the Brazilian market (+€146 million).

In greater detail, gross operating profit was affected by:

•	the cost of materials and external services, amounting to €4,468 million, an increase of €455 million (11.3%) compared to the first nine months of 2003. Materials and external services represented 47% of total revenues (46.5% for the first nine months of 2003);

•	labor costs, totaling €485 million, increased by €19 million (+4.1%) compared with the first nine months of 2003. This item represented 5.1% of revenues, compared with 5.4% for the first nine months of 2003. At 30 September 2004, the total number of employees was 20,102 (18,888 at 31 December 2003 and 18,866 at 30 September 2003).

Offer Document

Operating income before amortization of differences on consolidation amounted to €3,199 million, an increase of €178 million (+5.9%) compared to the first nine months of 2003. This item represented 33.7% of revenues (35% for the first nine months of 2003).

Operating income amounted to €3,129 million, an increase of €185 million (+6.3%) compared with the first nine months of 2003. As a share of revenues, operating income decreased from 34.1% for the first nine months of 2003 to 32.9% for the first nine months of 2004. Excluding the impact of foreign exchange effect, organic growth was 6.1% (+€180 million) and was related primarily to the domestic market (€232 million).

In greater detail, operating income was basically affected by the amortization of other intangibles and depreciation of fixed assets, which amounted to €1,254 million (€1,038 million for the first nine months of 2003), an increase of €216 million attributable to the amortization of TIM’s UMTS license (€101 million) and higher depreciation expenses relating to the development of the GSM network in Brazil.

Financial expense, net of financial income, amounted to €7 million, a decrease of €3 million compared with the first nine months of 2003.

Investment income, net of investment expense, was less than €1 million, an improvement of €4 million compared to the first nine months of 2003.

Net extraordinary expense amounted to €22 million (compared with net extraordinary income of €505 million for the first nine months of 2003), a negative change of €527 million. For the first nine months of 2003, extraordinary income reflected, among other items, the reversal of liabilities and write-backs of reserves established to pay for a telecommunication license fee (€543 million), following a judgment of the European Court of Justice on 18 September 2003.

Income taxes amounted to €1,376 million (€1,400 million for the first nine months of 2003).

Financial condition

Intangibles, fixed assets and long-term investments, amounted to €9,247 million, a decrease of €29 million compared with the end of 2003.

Details are as follows:

•	intangibles decreased from €5,250 million at the end of 2003 to €5,134 million at 30 September 2004, due to the combined effects of investments (€451 million), amortization for the period (€615 million), foreign exchange effect and other changes (+ €48 million);

•	fixed assets increased from €3,908 million at the end of 2003 to €4,042 million at 30 September 2004, the combined effect of investments (€923 million), depreciation for the period (€709 million) and disposals, foreign exchange effect and other changes (- €80 million);

•	long-term investments decreased from €118 million at the end of 2003 to €71 million at 30 September 2004. The decrease was essentially due to disposals and to repayments of long-term receivables (€41 million). The carrying value of the equity investment in the associated company Avea I.H.A.S. (former TT&TIM I.H.A.S., the company resulting from the merger of Is-TIM with the operator Aycell) remained at zero, while TIM International’s receivables from Is-TIM, which had also been written off, were converted into shares of the associated company Is-TIM as part of the merger with Aycell.

Offer Document

Investments totaled €1,391 million (€908 million for the first nine months of 2003). The table below provides a breakdown:

(millions of euro)	1.1-30.9 2004 (a)	1.1-30.9 2003 (b)	Change (a – b)
Industrial investments	1,279	829	450
Differences on consolidation	95	—	95
Financial investments	17	79	(62)

Total investments	1,391	908	483

Industrial investments amounted to €1,279 million, an increase of €450 million compared to the first nine months of 2003. Investments in differences on consolidation for the first nine months of 2004 related to the purchase of the remaining shares (32.88%) of the Venezuelan subsidiary Digitel.

Working capital had a negative balance of €1,925 million (compared with a negative balance of €2,407 million at 31 December 2003). The change of €482 million was affected by changes in tax charges, the decrease in the reserve for risks and charges and changes in accounts receivable/payable and other items.

Shareholders’ equity amounted to €7,382 million (€7,803 million at the end of 2003), of which €6,827 million was attributable to Telecom Italia Mobile S.p.A. (€7,295 million at 31 December 2003) and €555 million to minority interests (€508 million at 31 December 2003). The changes in shareholders’ equity were as follows:

(millions of euro)	1.1-30.9.2004	Year 2003
At the beginning of period	7,803	5,779

Net income for the period before minority interests	1,724	2,456
Dividends and reserves to third parties paid by:	(2,222)	(429)
- TIM S.p.A.	(2,200)	(410)
- Other Group companies	(22)	(19)

Translation adjustments and other charges	77	(3)

At the end of period	7,382	7,803

At 30 September 2004, the company had a positive net financial position of €60 million, a decrease of €874 million from €934 million at the end of 2003, due to the cash flow for the period which limited the impact of the distribution of dividends. Details of the change in net financial debt are as follows:

(millions of euro)	1.1-30.9.2004	1.1-30.9.2003	Year 2003
Increases (decreases) of medium/long-term net financial debt	(95)	(139)	(222)
Increases (decreases) of short-term net financial debt	969	(2,269)	(2,634)

Total change	874	(2,408)	(2,856)

Offer Document

The following chart summarizes the main items that affected net financial debt during the first nine months of 2004:

In particular:

•	“financial investments” and “differences on consolidation”, amounting to €112 million, relate to financial investments in long-term receivables (€17 million), and investments for differences on consolidation (€95 million);

•	the “repayments of long-term receivables and disposals of long-term assets”, totaling €48 million, principally relate to the repayment of sums deposited with Telecom Italia Finance S.A., the finance company of the Telecom Italia Group, and other disposals of long-term assets.

At 30 September 2004, the long-term portion of gross debt amounted to €490 million (net of €1 million of medium/long-term financial accruals and deferrals) and represented 70% of gross debt; at the end of 2003, the amount of long-term gross debt was €585 million (70% of gross debt).

Details of gross financial debt are provided in the following table, which does not include short-term financial deferrals and accruals:

Composition (millions of euro)	At 30.9.2004						At 31.12.2003
	Euro	%	Foreign currency	%	Total	%	Total	%
Medium/long-term financial debt	209	100	281	58	490	70	585	70
Short-term financial debt	1	0	208	42	209	30	257	30

Total	210	100	489	100	699	100	842	100

Offer Document

Outlook for 2004

Concerning the outlook for the financial year 2004 as a whole, the TIM Group confirms the continuation of results already achieved in the course of the year. The TIM Group is expected to maintain the trend of rising revenues and profits, in line with the multi-year targets already announced to the financial community. TIM continues to be the leader in the Italian market in terms of innovation and technology. In the international context, TIM is maintaining its targeted position as second market operator in Brazil due to the technological leadership acquired with the development of Plug-and-Play solutions.

Events subsequent to 30 September 2004

The principal events subsequent to 30 September 2004 are discussed below:

Sale of Corporacion Digitel

On 5 November 2004, TIM signed a letter of intent with CANTV (Compania Anonima Nacional Teléfonos de Venezuela) for the sale of Corporacion Digitel C.A., a Venezuelan company wholly owned through TIM International, for a total of U.S. $450 million.

The completion of the transaction, expected in the first half of 2005, is subject to the execution of the definitive agreement and obtaining all necessary approvals from the relevant Venezuelan authorities.

TIM’s General Manager

On 10 December 2004, in full agreement with the Group, Mauro Sentinelli resigned as TIM’s General Manager, a position which was abolished. Mr. Sentinelli, who is also Deputy Chairman of the GSM Association, will continue to act as an advisor to the Chairman of Telecom Italia on the evolution of technological platforms. On 22 December 2004 Mauro Sentinelli also resigned as Director from TIM’s Board of Directors.

b.3 Intermediaries

Caboto, MCC and UBM have been appointed to coordinate the collection of tenders into of the Offer (the “Collection Coordinators”).

Banca Akros S.p.A. – Gruppo Banca Popolare di Milano; Banca Aletti & C. S.p.A. – Gruppo Banco Popolare di Verona e Novara; Banca IMI S.p.A. – Gruppo SANPAOLO IMI; Banca Intesa; Banca Leonardo S.p.A.; BANCA MONTE DEI PASCHI DI SIENA S.p.A.; BANCA NAZIONALE DEL LAVORO S.p.A.; BNP Paribas Securities Services – Milan branch; CENTROBANCA S.p.A. – GRUPPO BANCHE POPOLARI UNITE; Centrosim S.p.A.; CITIBANK N.A. – Milan branch; EUROMOBILIARE S.I.M. S.p.A.; MCC S.p.A. – Capitalia Gruppo Bancario; Mediobanca – Banca di Credito Finanziario S.p.A.; RASFIN SIM S.p.A.; and UniCredit Banca Mobiliare S.p.A. have been appointed to collect tenders into the Offer (the “Appointed Intermediaries”).

GSC Proxitalia S.p.A. has been appointed as Information Agent for the Offer in Italy and in the United States (the “Information Agent”).

Letters of transmittal may be submitted to Appointed Intermediaries through Custodians (as defined in Subsection c.4 below) as well. The Appointed Intermediaries will collect the letters of transmittal, keep the tendered shares in custody, verify compliance of the letters of transmittal and shares with the terms and conditions of the Offer and pay for or return the shares, in accordance with the procedure and time limits indicated in this Offer Document. Appointed Intermediaries authorized to engage in the external provision of financial services, pursuant to the laws in force in Italy, will also collect letters of transmittal through financial agents.

The Appointed Intermediaries will transfer the shares to an account opened in the name of the Offeror with Banca Intesa.

Offer Document

Copies of this Offer Document and the accompanying letter of transmittal (the “Letter of Transmittal”) are available at the registered offices of the Collection Coordinators, the Appointed Intermediaries and the Information Agent. Copies of the documents specified in Section O below may also be examined at the registered offices of the Collection Coordinators.

In order to provide more detailed information about the Offer, the Information Agent has set up a toll-free number in Italy (800.189917), which will be available between 09:00 and 18:00 from 3 January 2005 to 21 January 2005. To provide more detailed information about the Offer in the United States, the Information Agent has set up the following toll-free number in the United States (011 800 72770000).

Offer Document

C. CLASSES AND QUANTITIES OF FINANCIAL INSTRUMENTS SUBJECT TO OFFER AND ACCEPTANCE PROCEDURE

c.1 Classes and quantities of subject shares

The Ordinary Share Offer is for 2,456,534,241 TIM ordinary shares with a par value of €0.06 per share, representing 29.12% of the Issuer’s ordinary share capital and 28.67% of its total share capital as of 20 December 2004.

The quantity indicated represented 2/3 (two thirds) of the TIM ordinary shares outstanding on 7 December 2004 (the date of the meeting of Telecom Italia’s Board of Directors that approved the Offer), less the ordinary shares held directly or indirectly by Telecom Italia on that date (including the treasury shares held by Telecom Italia Mobile).

The Savings Share Offer is for 132,069,163 TIM savings shares with a par value of €0.06 per share, representing 100% of the Issuer’s savings share capital and approximately 1.54% of its total share capital.

The number of subject ordinary shares and savings shares has been established on the basis of the total amount allocated to the Offer, equal to € 14,496,179,062.40 (the “Maximum Total Amount”).

Of the Maximum Total Amount, €13,756,591,749.60 is intended for the purchase of the Ordinary Shares and €739,587,312.80 for the purchase of the Savings Shares.

If the number of shares tendered into the Ordinary Share Offer exceed the maximum quantity of Ordinary Shares that are subject to the Offer, the Offeror will prorate them in the way described in Section L below.

The Ordinary Shares and Savings Shares must be free from liens and encumbrances of any kind or nature, whether real, mandatory or personal, and must be freely transferable to Telecom Italia and properly entitled to dividends.

Each Ordinary Share and each Savings Share must therefore bear coupons from no. 11 onwards.

The Ordinary Share Offer may also be accepted by holders of TIM stock options who exercise their right to subscribe to new TIM shares before the end of the Acceptance Period (as defined in Subsection c.4 below).

c.2 Percentage of the share capital

The shares subject to the Offer represent, respectively, 29.12% of Telecom Italia Mobile’s ordinary shares (with reference to the share capital registered as of 20 December 2004) and 100% of its savings shares (with reference to the share capital registered as of 20 December 2004). Taken together, the Ordinary Shares and Savings Shares that are subject to the Offer represent approximately 30.21% of the Issuer’s total share capital as of 20 December 2004.

The percentage of Ordinary Shares and Savings Shares actually purchased will be announced to the market in a press release and in a notice published in accordance with Article 41.4 of the Consob Regulation, as explained in more detail in Subsection c.5 below.

c.3 Authorizations

The Offer is not subject to the prior authorization on the part of any administrative or judicial authority.

Although the spin-off of TIM’s domestic mobile telephony business and the Merger are intended to be implemented after the end of the Acceptance Period, it is worth specifying that the spin-off will result in the company receiving the domestic mobile telephony business taking over the authorizations held by TIM for the provision of mobile telephony services in Italy. The transfer of authorizations will be accomplished by carrying out the procedures and formalities required under applicable law and specific rules provided for in the individual authorizations. The Merger does not present problems connected with the transfer of authorizations to engage in telecommunications activities, since Telecom Italia, in its capacity as the

Offer Document

incorporating company, would not directly take over the individual licenses and general authorizations held by TIM for the provision of mobile telephony services (which will follow the business spun off to the beneficiary company).

With regard to the regulatory aspects, careful attention will be paid to performing all the formalities required by the applicable provisions, and particularly all the requirements regarding registration and notification to the competent domestic authorities. Due attention will also be given to performing all the formalities required, in connection with the change of shareholding structures, by the regulatory authorities of the foreign states in which the companies in which TIM currently holds equity investments provide mobile telephony services.

Under Article 22.b of Telecom Italia’s bylaws and Article 2 of Decree Law 332/1994, ratified by Law 474/1994 as amended, the Minister for the Economy and Finance has certain special powers, to be exercised in agreement with the Minister for Productive Activities, including the right to veto the adoption of merger resolutions. After the Board meeting of 7 December 2004 – inter alia for the purposes of Article 22.b of the bylaws and Article 2 of Decree Law 332/1994, ratified by Law 474/1994, as amended – Telecom Italia notified the Minister for the Economy and Finance of the commencement of the Group restructuring program and undertook to transmit the merger plan once it was approved and filed with the Companies Register.

c.4 Procedure and time limits for accepting the Offer

The Offer may be accepted on all the business days from 08:30 (Italian time) on 3 January 2005 to 17:40 (Italian time) on 21 January 2005, inclusive, unless extended (the “Acceptance Period”).

Tenders into the Offer are irrevocable, except as provided for in Article 44.8 of the Consob Regulation, which establishes that tenders are revocable following the publication of a competing or an increased offer.

Tendered shares must be free from liens and encumbrances of any kind or nature, whether real, mandatory or personal, and must be freely transferable to Telecom Italia and properly entitled to dividends. The shares must be dematerialized in accordance with Legislative Decree 213/1998 and properly credited to a securities account with a custodian (the “Custodian”).

Tenders into the Offer by the owners of shares (or a duly authorized representative thereof) must be through: a) delivery of the Letter of Transmittal, duly filled in and signed, to an Appointed Intermediary and b) the contemporaneous deposit of the tendered shares with such Appointed Intermediary.

If the Custodian is not one of the Appointed Intermediaries, the delivery of the Letter of Transmittal to the Appointed Intermediary and the deposit of the corresponding securities therewith may be carried out by the shareholder through the Custodian, provided the delivery and the deposit are made in time for the latter to carry out the tendering formalities on behalf of the shareholder before the end of the Acceptance Period. The Custodian must sign the Letter of Transmittal in its capacity as the shareholder’s agent. In such cases the risk of the Custodian failing to deliver the Letter of Transmittal to the Appointed Intermediary or deposit the shares therewith before the end of the Acceptance Period is borne exclusively by the shareholder.

Tenders by minors or persons entrusted to guardians signed, in accordance with the applicable provisions of law, by the person with parental responsibility or the guardian that are not accompanied by the authorization of the competent judge will be accepted conditionally and counted for the purpose of determining the percentage of tenders into the Offer only if such authorization is received by the Appointed Intermediary before the end of the Acceptance Period.

A shareholder intending to tender into the Offer for shares purchased on the stock exchange before the end of the Acceptance Period must, if at the date of the acceptance such shares have not yet been recorded in his or her securities account with a Custodian, attach the notice from the broker that made the purchase to the Letter of Transmittal and instruct the same, at the time of settlement, to deposit the shares in question with the Appointed Intermediary. A person who becomes a shareholder through the early exercise of options and who is consequently unable to deposit the tendered shares together with the Letter of Transmittal may tender into the Offer by attaching the notice from the broker that carried out the transaction to the Letter of Transmittal, as proof of ownership of the shares. In such cases the risk of omissions or delays on the part of the broker that carried out the transaction is borne exclusively by the shareholder.

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When shareholders tender into the Offer and deposit the shares, they must give the Appointed Intermediary and the Custodian a mandate to perform all the formalities necessary for the transfer of the shares to Telecom Italia, which will bear the related costs.

In view of the dematerialization of shares under Article 81 of the Consolidated Law on Finance and Article 36 of Legislative Decree 213/1998 and Consob Regulation 11768/1998, for the purposes of this section “deposit” shall also mean appropriate instructions given by each shareholder to the intermediary holding the shares owned (in a securities account) to transfer the same to one or more escrow accounts opened by the Appointed Intermediary for the purposes of the Offer.

c.5 Announcements concerning the Offer

Each day during the Acceptance Period the Collection Coordinators will inform Borsa Italiana pursuant to Article 41.2.c of the Consob Regulation of the quantity of shares tendered through the Appointed Intermediaries. Not later than the following day Borsa Italiana will announce the figures in a stock exchange notice.

The final results of the Offer will be announced by Telecom Italia pursuant to Article 41.4 of the Consob Regulation in a notice published in the newspapers specified in Section M not later than the day before the Payment Date. The final results will also be communicated to the market as soon as they become available by means of a press release that will be distributed in the manner provided for by applicable law and regulations.

If Telecom Italia exercises its right to modify the terms of the Offer under Article 43 of the Consob Regulation, it will inform Consob and the market in the manner provided for in Article 37 of the Consob Regulation and announce the changes in the same way as it announced the Offer.

c.6 Foreign markets

The Offer described herein is being made without distinction and on the same terms and conditions to all the shareholders of Telecom Italia Mobile, except that it is not being, and will not be, made, directly or indirectly, in or into Canada, Japan, Australia or any of the Other Countries in which the Offer would require the authorization of the relevant regulatory authorities or would violate applicable laws or regulations. Telecom Italia will not be permitted to accept, directly or indirectly, any tenders made, in connection with the Offer, in or from any of the foregoing jurisdictions.

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the Securities Act and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The Offer will be made in accordance with the requirements of Italian law and will be subject to disclosure and other procedural requirements that are different from those under U.S. law. The Offer documents have not been reviewed by any federal or state securities commission or regulatory authority in the United States, nor has any such commission or authority passed upon the accuracy or adequacy of the Offer documents.

This is an English translation of the Italian language Offer Document filed with CONSOB and Borsa Italiana.

Offer Document

c.7 Conditions to effectiveness

Effectiveness of the Offer

The effectiveness of the Offer is subject to the condition that, from the date of publication of the Offer Document and until the issue of the Announcement (as defined below), no extraordinary events occur, nationally or internationally (such as exceptional events entailing major changes in the political, financial, economic, currency or market situation), and/or no events occur affecting the financial, balance sheet, income, tax, regulatory, corporate and legal situation of Telecom Italia Mobile or the Telecom Italia Mobile group that would substantially alter the balance sheet, economic and/or financial condition of Telecom Italia Mobile or,on a consolidated basis, the Telecom Italia Mobile group compared with the results reported in Telecom Italia Mobile’s interim report for the period ended on 30 September 2004 and that no legal or regulatory changes occur that would limit or in any event prejudice Telecom Italia’s purchase of the Ordinary Shares and/or the Savings Shares or its exercise of the right of ownership and/or its exercise of voting rights and other rights attaching to the Ordinary Shares and/or the Savings Shares.

If such circumstances or events should occur, or if a situation having the effects described above should occur, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the conditions referred to in Subsections a.1.2 and a.1.3 above being satisfied or waived if not satisfied – the Ordinary Shares and Savings Shares tendered under the Offer.

Telecom Italia will announce the non-occurrence of the events referred to in this condition and the consequent satisfaction of the condition or, if the condition is not satisfied, the exercise of its right to waive the same, by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date.

Effectiveness of the Ordinary Share Offer

The effectiveness of the Ordinary Share Offer is subject to the following conditions:

(a)	that the acceptances of the Ordinary Share Offer allow Telecom Italia to acquire at least 1,637,689,494 TIM ordinary shares.

If the Ordinary Shares tendered under the Ordinary Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Ordinary Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

(b)	that the acceptances of the Savings Share Offer allow Telecom Italia to acquire at least 88,046,109 TIM savings shares.

If the Savings Shares tendered under the Savings Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Savings Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

Offer Document

Effectiveness of the Savings Share Offer

The effectiveness of the Savings Share Offer is subject to the following conditions:

(a)	that the acceptances of the Savings Share Offer allow Telecom Italia to acquire at least 88,046,109 TIM savings shares.

If the Savings Shares tendered under the Savings Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Savings Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

(b)	that the acceptances of the Ordinary Share Offer allow Telecom Italia to acquire at least 1,637,689,494 TIM ordinary shares.

If the Ordinary Shares tendered under the Ordinary Share Offer are less than the minimum quantity specified above, Telecom Italia reserves the exclusive right to waive this condition and to purchase – subject to the condition referred to in Subsection a.1.1 above being satisfied or waived if not satisfied – the smaller quantity of Ordinary Shares tendered.

Telecom Italia will announce the satisfaction of this condition or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date (as defined in Subsection f.1 below).

* * *

The minimum quantities specified in the above-mentioned conditions to the effectiveness of the Ordinary Share Offer and the Savings Share Offer are intended to prevent a dilution of the cash flow yield per share for the post-merger Telecom Italia (see also Subsection g.2 below).

As regards all the above conditions to effectiveness, it should be noted that (i) if the events specified in the condition referred to in Subsection a.1.1 above were to occur, so that the condition is not satisfied, or (ii) if any of the conditions referred to in Subsections a.1.2 and a.1.3 above are not satisfied and Telecom Italia does not waive all of the conditions that are not satisfied and consequently does not purchase the Ordinary Shares or the Savings Shares tendered under the Offer, such shares will be returned to their owners not later than the second trading day subsequent to the sending of the Announcement.

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D. NUMBER OF FINANCIAL INSTRUMENTS OF TELECOM ITALIA MOBILE HELD BY TELECOM ITALIA, INCLUDING THOSE HELD BY TRUSTEES, NOMINEES AND SUBSIDIARIES

d.1 Number and classes of TIM shares held directly or indirectly by Telecom Italia

On 20 December 2004, Telecom Italia held, directly and indirectly through Telecom Italia Finance S.A., 4,748,305,519 TIM ordinary shares, representing 56.28% of the Issuer’s ordinary share capital and 55.41% of its total share capital as of 20 December 2004; in addition, Telecom Italia Mobile, a subsidiary of Telecom Italia, holds 897,835 ordinary shares as treasury stock. Telecom Italia does not hold and may not exercise the voting rights of any Telecom Italia Mobile shares other than those specified above.

Telecom Italia does not hold any Telecom Italia Mobile savings shares and may not exercise voting rights attaching to savings shares owned by third parties.

d.2 Repo, usufruct and pledge transactions involving TIM shares effected directly or indirectly by Telecom Italia

Telecom Italia has not entered into any repo, usufruct or pledge agreements or entered into any other commitments involving Telecom Italian Mobile shares.

Offer Document

E. OFFER PRICE PER SHARE AND THE JUSTIFICATION THEREOF

e.1 Indication of the offer price per share and its justification

The price per share offered by Telecom Italia (the “Offer Price”) is equal to €5.6 for each Ordinary Share and each Savings Share.

The Offer Price is net of stamp duty, expenses, fees and commissions, which will be borne by Telecom Italia, while the flat-rate tax on capital gains, where due, will be borne by the acceptors of the Offer.

The Board of Directors of Telecom Italia determined the Offer Price with the specific assistance of the financial advisors, on the basis of the best valuation methods commonly used internationally as well as in Italy for companies operating in this sector. The valuation of TIM was carried out principally using the discounted cash flow method, with reference made for testing and control purposes to the method of trading multiples, the method of comparable transactions multiples and the values identified in analysts’ research reports, where available.

For the Ordinary Shares, the Offer Price reflects a premium of approximately 19% compared to the official stock market price of 3 November 2004 (30 days before the date of the suspension from trading of TIM ordinary shares) and a premium of approximately 8% compared to the official stock market price of 3 December 2004, the last day of trading of TIM ordinary shares before they were suspended by Borsa Italiana pending the meetings of the Boards of Directors of Telecom Italia and Telecom Italia Mobile called to examine the overall program for the merger of TIM into Telecom Italia.

For the Savings Shares, the Offer Price reflects a premium of approximately 21% compared to the official stock market price of 3 November 2004 (30 days before the date of the suspension from trading of TIM savings shares) and a premium of approximately 4% compared to the official stock market price of 3 December 2004, the last day of trading of TIM savings shares before the above-mentioned suspension.

The premium reflected by the Offer Price compared to the official price of 3 November 2004, equal to approximately 19% for the Ordinary Shares and 21% for the Savings Shares, is broadly in line with the median of the premiums recorded in cash tender offers for minority shareholdings in Europe since 1999 (source: Thomson Financial; premiums calculated with reference to the market prices of the date one month before the date of announcement of the offer).

e.2 Comparison between the Offer Price and TIM selected data for the last two financial years

The following table shows selected income statement and balance sheet data of Telecom Italia Mobile for the years ended 31 December 2002 and 31 December 2003.

Amounts in euro	2003	2002
Dividends per share:
- per ordinary share	0.257	0.234
- per savings share	0.269	0.246

Operating free cash flow per share	0.437	0.342

Cash flow per share	0.467	0.313

Shareholders’ equity per share	0.852	0.632

Net income per share on ordinary operations after tax and minority interest	0.229	0.181

The Offer Price offered by Telecom Italia reflects a valuation of TIM at multiples that are in line with or higher than the averages for comparable European companies, as highlighted in the table below.

Offer Document

	Enterprise Value/EBITDA		Equity Value (1) /Cash Earnings(2)
	2002	2003	2002	2003
TIM (at the Offer Price)	9.6 x	8.8 x	11.8 x	12.5 x
mmO2	14.3 x	8.7 x	10.8 x	8.7 x
Telefonica Moviles	12.2 x	10.2 x	14.4 x	12.9 x
Vodafone Group	8.8 x	6.6 x	18.9 x	10.7 x
European operators(3)	11.8 x	8.5 x	14.7 x	10.8 x

(1)	Includes the book value of the portion of shareholders’ equity attributable to minority interest.
(2)	Net income attributable to the parent company and minority interest, plus/minus extraordinary items (net of the related tax effect).
(3)	Average calculated with reference to the following sample: mmO2, Telefonica Moviles and Vodafone Group.

Source: Datastream prices; annual and interim accounts.

The multiples considered in the table (Enterprise Value/EBITDA and Equity Value/Cash Earnings) are commonly used in the telecommunications sector. They have been preferred to others, such as Price/Earnings, Price/Cash Flow and Price/Book Value. Applying the latter would lead to results of little significance, since for some of the companies in the sample the multiples would have been negative and they would in any case have been distributed over an excessively broad range.

e.3 Weighted averages of stock market prices

The following table shows, for each of the twelve months preceding the Offer, the monthly volume-weighted averages of the official prices on MTA of the TIM ordinary and savings shares.

Month	Ordinary shares	Savings shares
December 2003	4.365	4.235
January 2004	4.581	4.460
February 2004	4.608	4.481
March 2004	4.481	4.437
April 2004	4.735	4.630
May 2004	4.600	4.548
June 2004	4.589	4.426
July 2004	4.515	4.409
August 2004	4.320	4.257
September 2004	4.389	4.332
October 2004	4.528	4.468
November 2004	4.863	5.023

Source: Datastream.

The Offer Price reflects the premiums shown below compared to the prices of TIM ordinary and savings shares during the following periods: one month, three months, six months and one year before 3 December 2004, the last day of trading of TIM ordinary and savings shares before they were suspended by Borsa Italiana pending the meetings of the Boards of Directors of Telecom Italia and Telecom Italia Mobile called to examine the overall program for the merger of TIM into Telecom Italia.

TIM ordinary shares

	Average prices		Premium compared to the average prices
Period	Weighted	Arithmetic	Weighted	Arithmetic
1 month	4.931	4.904	13.6%	14.2%
3 months	4.673	4.622	19.8%	21.2%
6 months	4.586	4.551	22.1%	23.1%
12 months	4.577	4.556	22.3%	22.9%

Source: Datastream

TIM savings shares

	Average prices		Premium compared to the average prices
Period	Weighted	Arithmetic	Weighted	Arithmetic
1 month	5.094	4.991	9.9%	12.2%
3 months	4.865	4.613	15.1%	21.4%
6 months	4.749	4.488	17.9%	24.8%
12 months	4.637	4.478	20.8%	25.1%

Source: Datastream

e.4 Values assigned to the Telecom Italia Mobile shares in connection with financial transactions carried out in the last two financial years

In neither the last nor the current financial year did Telecom Italia Mobile effect transactions involving the assignment of values to its shares.

e.5 Values assigned to the Telecom Italia Mobile shares in connection with purchases and sales made by Telecom Italia in the last two financial years

During the current financial year, Telecom Italia has not made any purchases or sales of Telecom Italia Mobile shares, either directly or through trust companies, nominees or its subsidiaries.

In 2003 Telecom Italia purchased and subsequently sold, on the MTA, 5,340,000 TIM ordinary shares at an average price of €4.0564 and €4.3454, respectively. A total of 404 purchases and 363 sales were effected. In addition, Telecom Italia entered into call options and put options on the OTC market involving 76,400,000 TIM ordinary shares. All of the options went unexercised, because they were either repurchased or allowed to expire. The above-mentioned transactions were periodically notified to Consob in accordance with applicable laws and regulations.

On 21 December 2004, Telecom Italia purchased 25 million call options for the purchase of a maximum of 50 million TIM ordinary shares (equal to 0.593% of TIM’s ordinary share capital as of 20 December 2004) and 25 million TIM savings shares (equal to 18.929% of TIM’s savings share capital as of 20 December 2004). The exercise price of the options is €5.57 for each TIM ordinary and savings share. The expiry of these options is 31 January 2005 with the possibility of an extension of up to a maximum of 30 days at the discretion of the parties. At expiry, Telecom Italia can choose to request cash settlement or delivery of the shares at the agreed price. Contemporaneously, Telecom Italia sold 25 million put options for the same maximum quantities of TIM savings and ordinary shares. The price, settlement arrangements and expiry of the put options are the same as those of the call options described above.

Offer Document

F. DATE AND MANNER OF PAYMENT OF THE OFFER PRICE AND PERFORMANCE GUARANTEES

f.1 Payment date of Offer Price

The Offer Price for the shares purchased under the Offer will be paid to shareholders tendering shares on the fifth business day following the end of the Acceptance Period and therefore, unless the Offer is extended or modified in conformity with applicable laws and regulations, on 28 January 2005 (the “Payment Date”).

There is no provision for payment of interest on the Offer Price.

For the entire period in which the Ordinary Shares and Savings Shares remain escrowed for the Offer, and therefore from the date of tender until the Payment Date, holders tendering their shares:

(i)	will be able to exercise all the property rights (such as, for example, dividend rights and pre-emption rights) and corporate rights (such as voting rights) attaching to the Ordinary Shares and/or the Savings Shares, inasmuch as they will continue to have ownership of such shares until the Payment Date; but

(ii)	will not be able to transfer, in whole or in part, the tendered Ordinary Shares and Savings Shares or otherwise effect disposals of such tendered shares.

It should be noted that the transfer of ownership of the shares to Telecom Italia and the simultaneous. payment of the Offer Price will take place only if all the conditions to effectiveness referred to in Subsection a.1 above have been satisfied or expressly waived if not satisfied.

If any of the conditions referred to in Subsection a.1 above are not satisfied and have not been expressly waived by Telecom Italia according to the terms and conditions indicated in Subsection a.1, the shares will be returned to their owners not later than the second trading day subsequent to the sending of the Announcement.

f.2 Manner of payment of Offer Price

Payment of the Offer Price for the shares will be made by Telecom Italia via the Collection Coordinators to the Appointed Intermediaries and transferred by the latter to the Custodians for crediting to the accounts of those of their customers who accepted the Offer, in accordance with the instructions they issued when they gave the order to sell.

The obligation of Telecom Italia to pay the Offer Price will be considered to have been discharged when the related sums have been transferred to the Appointed Intermediaries. The risk of the Appointed Intermediaries failing to retransfer such sums to the persons entitled or delaying their transfer is borne exclusively by shareholders.

f.3 Performance guarantees

To cover the Maximum Total Amount, equal to €14,496,179,062.40, Telecom Italia will use up to €2,500,000,000 of its own funds and, for the remainder, equal to €12,000,000,000, a loan granted to Telecom Italia by a pool of Italian and foreign banks. The latter amount is earmarked for payment to the shareholders tendering shares of the part of the Offer Price not paid by Telecom Italian using its own funds.

Telecom Italia has deposited €2,500,000,000 in a deposit account held at JPMorgan Chase Bank N.A., which, pursuant to irrevocable instructions that it has received and accepted, will use such amount exclusively to pay in the name and on behalf of Telecom Italia the part of the Offer Price to be paid using Telecom Italia’s own funds.

As regards the loan granted by the Financing Banks to guarantee performance of the obligation to pay the part of the Offer Price not paid by Telecom Italia using its own funds, in the manner and within the time limits provided for in this Offer Document, the Financing Banks (as defined in Subsection g.2 below), each for its share of the loan, have received and accepted irrevocable instructions from Telecom Italia to

Offer Document

disburse to JPMorgan Chase Bank N.A., on the Payment Date, the amount necessary to pay the part of the Offer Price not paid by Telecom Italia using its own funds, up to the available amount of €12,000,000,000. In turn, JPMorgan Chase Bank N.A. has undertaken to use such amount exclusively for the purpose of paying, in the name and on behalf of Telecom Italia, the part of the Offer Price (of the shares tendered under the Offer and purchased by Telecom Italia) not paid for by Telecom Italia using its own funds.

The effectiveness of the irrevocable instructions accepted by the Financing Banks is subject solely to the conditions provided for in Subparagraph a.1 under “Notices” of this Offer Document being satisfied or waived if not satisfied, and therefore to the condition that the Offer be effective under the Consolidated Law.

Offer Document

G. REASONS FOR THE OFFER AND FUTURE PLANS OF THE PURCHASER

g.1 Legal basis of the Offer

The transaction described in this Offer Document is a voluntary partial tender offer for Ordinary Shares and a tender offer for all Savings Shares of Telecom Italia Mobile by Telecom Italia pursuant to the applicable provisions of Chapter II, Title II, Part IV of the Consolidated Law and Chapter I, Title II, Part II of the Consob Regulation.

g.2 Reasons for the Offer and related financing

The Offer constitutes a phase of a broad program for the reorganization of the group headed by Telecom Italia aimed at rationalizing its corporate structure with a view to enhanced organizational efficiency among the different components of the Telecom Italia Group.

The reorganization plan – the outlines of which were approved by the Boards of Directors of Telecom Italia and TIM in their meetings on 7 December 2004 – includes the merger of TIM into Telecom Italia that will be implemented if the Offer is successful.

In connection with the Merger and before it becomes effective, the intention is to spin-off the mobile telephony business in Italy, currently operated by TIM, into a subsidiary wholly owned by TIM. The spin-off of the mobile telephony business would result in the beneficiary company taking over the authorizations held by TIM for the provision of mobile telephony services in Italy. Accordingly, at the time of the Merger, TIM would have 100% control of the company to which the domestic mobile telephony business had been transferred and of TIM International, the holding company for equity investments in foreign mobile telephony operators. Upon completion of the Merger, Telecom Italia would hold 100% of the capital of both companies directly and be responsible for their direction and coordination.

To cover the Maximum Total Amount, equal to €14,496,179,062.40, Telecom Italia will use up to €2,500,000,000 of its own funds.

Telecom Italia has deposited €2,500,000,000 in a deposit account held at JPMorgan Chase Bank N.A., which, pursuant to irrevocable instructions that it has received and accepted, will use such amount exclusively to pay in the name and on behalf of Telecom Italia the part of the Offer Price to be paid using Telecom Italia’s own funds.

For the remainder, equal to €12,000,000,000, Telecom Italia will draw on a loan granted by a pool of Italian and foreign banks. Such amount is earmarked for payment of the part of the Offer Price (of the shares tendered under the Offer and purchased by Telecom Italia) not paid for by Telecom Italia using its own funds.

On 8 December 2004, Telecom Italia entered into a contract, governed by English law, for a loan of up to a maximum of €12,000,000,000 (the “Loan”) with a pool of Italian and international banks (the “Financing Banks”), with J.P. Morgan plc acting as Global Coordinator, MCC, Mediobanca, UBM and Banca Intesa as Mandated Lead Arrangers and J.P. Morgan Europe Limited as agent bank (the “Agent Bank”). The Loan is divided into three repayment tranches with different maturities (12, 36 and 60 months, with Telecom Italia having the option, at its discretion, to extend the maturities of the first two tranches – provided no event of default occurs and there is no early termination of the Loan – by 12 months and 9 months, respectively). The first tranche of the Loan, with a maturity of 12 months, is equal to €3,000,000,000; the second, with a maturity of 36 months, is equal to €6,000,000,000; and the third, with a maturity of 60 months, is equal to €3,000,000,000. The Loan will be used by Telecom Italia to pay the part of the Offer Price not paid by Telecom Italia using its own funds. The loan is not backed by a pledge or any other form of real security and provides for no financial covenants.

Assuming that the Offer is fully taken up and considering the target for net financial debt at the end of 2004 of less than €30 billion, compared with €31.4 billion at 30 September 2004 - a target that is achievable due to the contribution of the core business and the consequent generation of cash flows (see also “Outlook for 2004” in Subsection b.1 above) - it is estimated that the Telecom Italia Group’s net financial debt, excluding all other expenses of the Offer, will be slightly over €44 billion.

Offer Document

In this respect, it should be noted that the net financial debt of the Telecom Italia Group at 30 September 2004 was €31,421 million, a decrease of €1,796 million compared with 30 June 2004 (€33,217 million) and of €1,925 million compared with 31 December 2003 (€33,346 million).

Furthermore, it is estimated that the net financial expense in connection with the Telecom Italia Group’s debt, assuming that the Offer is fully taken up and not extended, in the period from 29 January 2005 (the first day subsequent to the Payment Date) to 30 June 2005, will be approximately €950 million.

Lastly, by reducing the stake of minority shareholders in TIM, the Offer is intended to contribute to optimizing the capital structure of the company resulting from the possible Merger and to have a positive effect on earnings and cash flow yield per share, thereby improving the yield of the equity capital, even at the minimum acceptance levels provided for. In fact, since a large part of the Offer consideration will be paid by borrowing the necessary funds, the equity cancelled in the event of the Merger will be replaced in part by financial debt, the cost of which is lower than that of the corresponding equity capital.

In addition, the shareholders of Telecom Italia would have full access to the cash flow generated by TIM.

g.3 Telecom Italia’s plans for Telecom Italia Mobile

As mentioned in Subsection g.2 above, the Offer is made as part of the plan for the reorganization of the Telecom Italia Group. The outlines of the reorganization plan were approved by the Boards of Directors of Telecom Italia and TIM in their meetings on 7 December 2004.

At the end of discussions on the exchange ratios, the Boards of Directors of Telecom Italia and TIM determined, with account also taken of the valuation reports prepared by their respective advisors, the Ordinary Share Exchange Ratio (1.73 Telecom Italia ordinary shares with a par value of €0.55 per share for each TIM ordinary share with a par value of €0.06, with no cash compensation) and the Savings Share Exchange Ratio (2.36 Telecom Italia savings shares with a par value of €0.55 per share for each TIM savings share with a par value of €0.06, with no cash compensation).

The exchange ratios for the TIM ordinary and savings shares will be formally approved, once the Offer has been successfully completed, pursuant to Article 2501 et seq. of the Civil Code, by the Boards of Directors of Telecom Italia and Telecom Italia Mobile, which are expected to be convened by the end of January 2005 to approve the merger plan. Subsequent and subject to the approval of the merger plan by the Boards of Directors of Telecom Italia and Telecom Italia Mobile, the shareholders’ meetings of the two companies are expected to be convened for March 2005 to approve the Merger, which it is estimated will be completed in time to allow the same to become effective by the end of the first half of 2005.

In determining the terms of the reorganization of the Telecom Italia Group, the Boards of Directors of Telecom Italia and Telecom Italia Mobile were assisted by the following financial advisors:

•	for Telecom Italia, the investment banks JPMorgan, Mediobanca and MCC as Lead Advisors;

•	for TIM, the investment banks Lazard, as Sole Lead Advisor, and CSFB.

In addition, in line with international best practice, Telecom Italia and TIM have engaged, respectively, the following consultants on the basis of the recommendations of their respective Committees for Internal Control and Corporate Governance (consisting exclusively of independent directors): Goldman Sachs for Telecom Italia and Merrill Lynch and Studio Casò, in the person of Dott. Angelo Casò, for TIM.

In connection with the Merger and before it becomes effective, the intention is to spin-off the mobile telephony business in Italy, currently operated by TIM, into a subsidiary wholly owned by TIM. By maintaining the autonomy of the mobile telephony business, its spin-off is in line with an assessment of what would be desirable from a regulatory and accounting point of view in the context of the overall reorganization plan. The transaction would result in the beneficiary company taking over the authorizations held by TIM for the provision of mobile telephony services in Italy, representing an efficient way to meet the need for transparency, both accounting and otherwise, in the relationship between wireline and mobile telephony activities. Accordingly, at the time of the Merger, TIM would have 100% control of the company

Offer Document

to which the domestic mobile telephony business had been transferred and of TIM International, the holding company for equity investments in foreign mobile telephony operators. Upon completion of the Merger, Telecom Italia would hold 100% of the capital of both companies directly and be responsible for their direction and coordination.

Once completed, the Merger will result in the assignment to the holders of TIM ordinary and savings shares who did not accept the Offer and who continued to hold shares until the completion of the Merger (as well as, in the case of ordinary shareholders, those who continued to hold, until the completion of the Merger, Ordinary Shares not accepted after proration) of, respectively, Telecom Italia ordinary shares on the basis of the Ordinary Share Exchange Ratio and Telecom Italia savings shares on the basis of the Savings Share Exchange Ratio.

The Merger satisfies a series of needs of a strategic and industrial nature prompted by the integration between fixed and mobile telephony platforms.

Customers are beginning to feel the need to use the services made possible by the new technologies seamlessly, regardless of the environment in which they are established. Furthermore, technological innovation, led by the acceleration of the supply of broad-band for fixed and Edge/UMTS for mobile services, is significantly increasing the interaction between the different networks and between the supply of telecommunications services and that of adjacent sectors - information technology, media and consumer electronics.

In fact, the leading manufacturers of telecommunications equipment and networks have oriented their technological investments to satisfying customers’ new needs, in recent months making the results of their innovation available to the market. Telecommunications networks are rapidly evolving into a “multimedia network” as a result of the spread of the IP protocol and the adoption of homogeneous fixed and mobile multiservice platforms, while the new terminals perform multiple functions and allow access to fixed and mobile services.

The evolution of the market and the defense of the creation of shareholder value for the members of the Telecom Italia Group also require an adaptation of the Group’s business models and organizational strategies, an objective that the merger of TIM into Telecom Italia is intended to facilitate.

To capture all of the benefits made available by the integration of platforms and services at a time of marked technological discontinuity, it is therefore advisable to proceed with a corporate structural action that will guarantee the unitary governance of business processes that a situation of partial control of capital does not fully allow.

This will make it possible to have instruments responding to customers’ expressed need for integration, to capitalize on the complementary features of the services offered in order to foster consumption, and at the same time to capture every benefit deriving from the synergies between the different areas of business.

Offer Document

H. AGREEMENTS BETWEEN TELECOM ITALIA, TELECOM ITALIA MOBILE AND SHAREHOLDERS OR DIRECTORS OF TELECOM ITALIA MOBILE

h.1 Agreements between Telecom Italia and Telecom Italia Mobile or shareholders and/or directors of Telecom Italia Mobile

Telecom Italia has majority control of and exercises direction and coordination over Telecom Italia Mobile. Apart from the procedure for the Merger, of which this Offer is a part, there are no agreements between Telecom Italia and Telecom Italia Mobile that are material in relation to the Offer.

There are no agreements between Telecom Italia and the other shareholders of Telecom Italia Mobile regarding the Offer and the Merger.

It is to be noted that the Managing Director of TIM, Marco De Benedetti, and Mauro Sentinelli (formerly a Director and General Manager of TIM) are employees of Telecom Italia, which has seconded them to TIM

In addition, TIM Director Giorgio Della Seta acts as a consultant assisting the activities of the Telecom Italia Group in Latin America.

h.2 Financial and/or commercial transactions in the twelve months preceding the publication of the Offer between Telecom Italia and Telecom Italia Mobile having material effects on Telecom Italia Mobile’s activities

There were no financial or commercial transactions in the twelve months preceding the publication of the Offer between Telecom Italia and Telecom Italia Mobile capable of producing material effects on the latter’s activities, apart from the transactions reported in the documents made available to the public in the locations indicated in Section O below.

h.3 Agreements between Telecom Italia and shareholders of Telecom Italia Mobile concerning the exercise of voting rights or the transfer of shares

There are no agreements between Telecom Italia and the other shareholders of Telecom Italia Mobile concerning the exercise of voting rights or the transfer of the subject shares.

h.4 Shareholders’ agreements falling within the scope of Article 122 of the Consolidated Law involving shares of the companies participating in the Merger

The shareholders’ agreements falling within the scope of Article 122 of the Consolidated Law are indicated in Subsection b.1 above.

Offer Document

I. COMPENSATION OF THE INTERMEDIARIES

Telecom Italia will recognize and pay the Appointed Intermediaries, as fees, inclusive of all other compensation of any kind for their services:

a)	a fee of 0.30% of the value of the shares tendered under the Offer and acquired by Telecom Italia, directly through them or indirectly via the Custodians, up to the tenth trading day from the start of the Acceptance Period and therefore up to 14 January 2005, with a maximum of €10,000.00 per shareholder tendering shares;

b)	a fee of 0.25% of the value of the shares tendered under the Offer and acquired by Telecom Italia, directly through them or indirectly via the Custodians, from the first trading day subsequent to 14 January 2005, with a maximum of €10,000.00 per shareholder tendering shares;

c)	a fixed fee equal to €6.00 for each shareholder tendering shares, to be paid even if the Offer is withdrawn.

The Appointed Intermediaries will pay the Custodians 60% of the fee based on the value of other shares tendered through them, as specified in points a) and b), and the entire amount of the fixed fee for the Letters of Transmittal delivered through them.

For the coordination of the collection of the Letters of Transmittal, Telecom Italia will pay Caboto, MCC and UBM a total amount equal to 0.0175% of the value of the shares tendered into the Offer and acquired by Telecom Italia (and not returned to the shareholders tendering shares), with a minimum total amount of €200,000 and a maximum total amount of €2,300,000.

Offer Document

L. PRORATION

As specified in Subsection c.1 above, the Offer is for 2,456,534,241 Ordinary Shares and the totality of the Savings Shares.

If the number of Ordinary Shares tendered exceeds the maximum number of Ordinary Shares for which the Ordinary Share Offer is being made, Telecom Italia will prorate the acceptances. The proration percentage will be determined as the ratio of the number of Ordinary Shares subject to the Offer to the total number of Ordinary Shares tendered.

Any Ordinary Shares not acquired by Telecom Italia following proration will be released and returned to the shareholders tendering such shares at no cost to them, not later than the second business day subsequent to the sending of the Announcement (which will also contain the proration percentage), in time for the settlement of the stock market transactions to be settled on that day.

Only whole shares will be acquired under the Offer. In the event that proration results in a fractional number of shares to be acquired from a shareholder, the number will be rounded down to the nearest whole number.

As regards the Savings Share Offer, no proration is planned since it is an offer for the totality of TIM Savings Shares.

Offer Document

M. MANNER OF MAKING THE OFFER DOCUMENT AVAILABLE TO THE PUBLIC

This Offer Document is being made available to the public at: (i) the registered office of Telecom Italia (2 Piazza degli Affari, Milan); (ii) the registered office of Telecom Italia Mobile (6 Via Cavalli, Turin); (iii) the registered office of Borsa Italiana (6 Piazza degli Affari, Milan); (iv) the offices of the Acceptance Coordinators: Caboto (7 Via Arrigo Boito, Milan); MCC (51 Via Piemonte, Rome); and UBM (16 Via Broletto, Milan); (v) the offices of the Appointed Intermediaries; and (vi) the registered office of the Information Agent (88 Via Emilia, Rome). It will also be posted on the websites of the Offeror (www.telecomitalia.it), the Issuer (www.tim.it) and the Information Agent (www.gscproxitalia.com).

The English translation of the Offer Document is available at the registered office of Telecom Italia North America Inc., 745 Fifth Avenue, New York, NY 10151 and at the registered office of the Information Agent’s parent company in the United States (Georgeson Shareholder Communication Inc., 17 State Street, New York, NY, 10004); the translation is also posted in a special section of the Information Agent’s website (www.gscproxitalia.com).

A notice announcing Consob’s filing of the Offer Document and of the delivery of the same to the above-mentioned persons will be published, together with the basic elements of the Offer, in the daily newspaper Il Sole 24 Ore and the U.S. edition of the Financial Times.

Offer Document

N. STATEMENT BY TELECOM ITALIA MOBILE UNDER ARTICLE 103.3 OF THE CONSOLIDATED LAW AND ARTICLE 39 OF THE CONSOB REGULATION

Statement of the Board of Directors of Telecom Italia Mobile S.p.A. (“TIM” or the “Issuer”) pursuant to and for the purposes of Article 103.3 of Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Law”) and Article 39 of the regulation approved by Consob in Resolution No. 11971 of 14 May 1999, as amended (the “Consob Regulation”) regarding the voluntary partial tender offer by Telecom Italia S.p.A. (“Telecom Italia” or the “Offeror”) for TIM ordinary shares (the “Ordinary Share Offer) and the voluntary full tender offer by Telecom Italia for TIM savings shares (the “Savings Share Offer”, defined jointly with the Ordinary Share Offer as the “Offer”) under Articles 102 et seq. of the Consolidated Law.

The Board of Directors of TIM met on 22 December 2004. The following were present at the meeting: Carlo Buora, Chairman; Marco De Benedetti, Managing Director; Lorenzo Caprio, Giorgio Della Seta, Enzo Grilli, Attilio Leonardo Lentati, Giuseppe Lucchini, Pier Francesco Saviotti, Paolo Savona and Rodolfo Zich, Directors. The following were absent with a justification: Gianni Mion, Deputy Chairman; Carlo Angelici, Carlo Bertazzo and Paolo Ligresti, Directors. The meeting was also attended by Pietro Adonnino, Chairman of the Board of Auditors, and Enrico Laghi and Gianfranco Zanda, members of the Board of Auditors.

The Board of Directors of TIM - after taking note of: (a) the notice sent to TIM on 13 December 2004 in which Telecom Italia, pursuant to Article 102 of the Consolidated Law and Article 37.2 of the Consob Regulation, announced that it had filed the document concerning the Offer (the “Offer Document”) with Consob on the same date and summarized the terms and conditions of the Offer; and (b) a copy of the draft version of the Offer Document sent to Consob, made available to TIM by Telecom Italia - examined the terms and conditions and the aims of the Offer and the opinions of the financial advisors engaged by the Board and the Committee for Internal Control regarding the fairness of the price per share proposed by Telecom Italia.

In order to provide TIM shareholders and the market with useful information for the purpose of assessing the Offer and an evaluation of the conditions and aims thereof, TIM’s Board of Directors accordingly approved this statement pursuant to Article 103.3 of the Consolidated Law and Article 39 of the Consob Regulation.

Pier Francesco Saviotti did not take part in the discussion or the subsequent vote, since he holds a managerial position in Banca Intesa S.p.A., which is participating in the financing of the Offer and acts as an advisor to Telecom Italia. Carlo Buora, the Chairman, also abstained, since he is also Managing Director of Telecom Italia. The statement was approved with the favorable vote of all the Directors who cast votes.

The Board of Auditors took note of the decision adopted by the Board of Directors without formulating observations.

I USEFUL INFORMATION FOR ASSESSING THE OFFER

A KEY TERMS AND CONDITIONS OF THE OFFER

1. Legal basis of the Offer, subject shares and proration.

1.1	The Offer is voluntary and irrevocable and is being made pursuant to Article 102 et seq. of the Consolidated Law and the provisions of Chapter I, Title II, Part II of the Consob Regulation. The Offer consists of a voluntary partial tender offer for ordinary shares issued by TIM and a voluntary tender offer for all of the savings shares issued by TIM.

1.2	According to the Offer Document, the Offer is made as part of a broader plan for the reorganization of the group headed by Telecom Italia – the outlines of which were approved by

Offer Document

the Boards of Directors of Telecom Italia and TIM in their meetings on 7 December 2004 – which includes the merger of TIM into Telecom Italia (the “Merger”) and, in connection therewith — and before it becomes effective — the spin-off of the mobile telephony business in Italy, currently operated by TIM, into a subsidiary wholly owned by TIM. The Ordinary Share Offer is for 2,456,534,241 TIM ordinary shares with a par value of €0.06 per share and the Savings Share Offer is for 132,069,163 TIM savings shares with a par value of €0.06 per share. The number of ordinary shares and savings shares subject to the Offer has been established on the basis of the total amount allocated to the Offer, equal to €14,496,179,062.40 (the “Maximum Total Amount”), taking account of the price offered. The shares subject to the Ordinary Share Offer represented 29.12% of Telecom Italia Mobile’s ordinary share capital as of 20 December 2004 and 28.67% of its total share capital as of the same date. The shares subject to the Savings Share Offer represented 100% of Telecom Italia Mobile’s savings share capital and approximately 1.54% of its total share capital (see Section C of the Offer Document). The Ordinary Share Offer may also be accepted by holders of TIM stock options who exercise their right to subscribe to new TIM share shares before the end of the Acceptance Period (as defined below).

1.3.	If the number of shares tendered into the Ordinary Share Offer exceeds the maximum quantity of Ordinary Shares that are subject to the Offer, Telecom Italia will prorate them. The proration percentage will be determined as the ratio of the number of Ordinary Shares subject to the Offer to the total number of Ordinary Shares tendered (see Section L of the Offer Document).

As regards the Savings Share Offer, no proration is planned since it is an offer for the totality of TIM savings shares.

2. Offer price and payment date

2.1.	As provided for in the Offer Document, the price per share offered by Telecom Italia (the “Offer Price”) is equal to €5.6 for each TIM ordinary share and each TIM savings share.

For the ordinary shares, the Offer Price reflects a premium of approximately 19% compared to the official stock market price of 3 November 2004 (30 days before the date of the suspension from trading of TIM shares by Borsa Italiana pending the meetings of the Boards of Directors of Telecom Italia and Telecom Italia Mobile called to examine the overall plan for the merger of TIM into Telecom Italia) and a premium of approximately 8% compared to the official stock market price of 3 December 2004, the last day of trading of TIM ordinary shares before the above-mentioned suspension.

For the savings shares, the Offer Price reflects a premium of approximately 21% compared to the official stock market price of 3 November 2004 and a premium of approximately 4% compared to the official stock market price of 3 December 2004 (see Subsection e.1 of the Offer Document).

To cover the Maximum Total Amount, equal to €14,496,179,062.40, Telecom Italia will use up to €2,500,000,000.00 of its own funds and, for the remainder, equal to €12,000,000,000.00 a loan granted to Telecom Italia by a pool of Italian and foreign banks. The latter amount is earmarked for payment to the shareholders tendering shares of the part of the Offer Price not paid by Telecom Italian using its own funds.

2.2.	Unless any of the conditions to effectiveness referred to in Section 3 below are not satisfied and have not been expressly waived by Telecom Italia according to the terms and conditions indicated in Section A.1 of the Offer Document, the Offer Price for the shares purchased under the Offer will be paid to holders on the fifth business day following the end of the Acceptance Period (as defined below) and therefore, unless the Offer is extended or changed in conformity with applicable laws and regulations, on 28 January 2005 (the “Payment Date”).

3. Conditions for the effectiveness of the Offer, transfer of ownership of the shares and payment of the Offer Price

3.1	The effectiveness of the Offer is subject to the condition that, from the date of publication of the Offer Document and until the issue of the Announcement (as defined below), no extraordinary

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events occur, nationally or internationally (such as exceptional events entailing major changes in the political, financial, economic, currency or market situation), and/or no events occur affecting the financial, balance sheet, income, tax, regulatory, corporate and legal situation of Telecom Italia Mobile or the Telecom Italia Mobile group that would substantially alter the balance sheet, economic and/or financial condition of Telecom Italia Mobile or,on a consolidated basis, the Telecom Italia Mobile group compared with the results reported in Telecom Italia Mobile’s interim report for the period ended on 30 September 2004 and that no legal or regulatory changes occur that would limit or in any event prejudice Telecom Italia’s purchase of the Ordinary Shares and/or the Savings Shares or its exercise of the right of ownership and/or its exercise of voting rights and other rights attaching to the Ordinary Shares and/or the Savings Shares. Telecom Italia reserves the exclusive right to waive this condition subject to the other conditions referred to in the following subsections being satisfied, or waived if not satisfied.

Telecom Italia will announce the non-occurrence of the events referred to in this condition and the consequent satisfaction of the condition or, if the condition is not satisfied, the exercise of its right to waive the same by sending an announcement to Consob, Borsa Italiana S.p.A. (“Borsa Italiana”) and at least two press agencies (the “Announcement”) not later than 07:59 on the first trading day subsequent to the close of the Acceptance Period (as defined in Subsection c.4 below) and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date.

3.2	The effectiveness of the Ordinary Share Offer is subject to the following conditions: (i) that the acceptances of the Ordinary Share Offer allow Telecom Italia to acquire at least 1,637,689,494 TIM ordinary shares (equal to 19.41% of TIM’s ordinary share capital as of 20 December 2004 and to 19.11% of its total share capital as of the same date); (ii) that the acceptances of the Savings Share Offer allow Telecom Italia to acquire at least 88,046,109 TIM savings shares (equal to 66.67% of TIM’s savings share capital as of 20 December 2004 and to 1.03% of its total share capital as of the same date). Telecom Italia reserves the exclusive right to waive both the conditions referred to in points (i) and (ii) and to purchase – subject to the condition referred to above in Subsection 3.1 being satisfied, or waived if not satisfied – the smaller quantity of ordinary and/or savings shares tendered.

Telecom Italia will announce the satisfaction of each of the above conditions or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date.

3.3	The effectiveness of the Savings Share Offer is subject to the following conditions: (i) that the acceptances of the Savings Share Offer allow Telecom Italia to acquire at least 88,046,109 TIM savings shares (equal to 66.67% of TIM’s savings share capital as of 20 December 2004 and to 1.03% of its total share capital as of the same date); (ii) that the acceptances of the Ordinary Share Offer allow Telecom Italia to acquire at least 1,637,689,494 TIM ordinary shares. (equal to 19.41% of TIM’s ordinary share capital as of 20 December 2004 and to 19.11% of its total share capital as of the same date). Telecom Italia reserves the exclusive right to waive both the conditions referred to in points (i) and (ii) and to purchase – subject to the condition referred to above in Subsection 3.1 being satisfied, or waived if not satisfied– the smaller quantity of savings and/or ordinary shares tendered.

Telecom Italia will announce the satisfaction of each of the above conditions or the exercise of its right to waive the same by means of the Announcement and including a statement to this effect in the notice announcing the final results of the Offer to be published not later than the day before the Payment Date.

3.4	As regards all the above conditions to effectiveness, it should be noted that if the events specified in the condition referred to in Subsection 3.1 above were to occur, so that the condition is not satisfied, or if any of the conditions referred to in Subsections 3.2 and 3.3 above are not satisfied and Telecom Italia does not waive all of the conditions that are not satisfied and consequently does not purchase the ordinary shares or the savings shares tendered under the Offer, such shares will be returned to their owners not later than the second trading day subsequent to the sending of the Announcement through the authorized intermediaries participating in the Monte Titoli S.p.A. central securities depository.

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It should be noted, however, that if the number of shares tendered into the Offer falls short of the minimum quantities specified above, the Board of Directors of Telecom Italia will assess whether to purchase the smaller quantity of ordinary shares and/or savings shares tendered and continue with the planned reorganization and implementation the Merger.

3.5	Payment of the Offer Price for the shares will be made by Telecom Italia via the Collection Coordinators to the Appointed Intermediaries and transferred by the latter to the Custodians for crediting to the accounts of those of their customers who accepted the Offer, in accordance with the instructions they issued when they gave the order to sell. The obligation of Telecom Italia to pay the Offer Price will be considered to have been discharged when the related sums have been transferred to the Appointed Intermediaries.

4. Duration of the Offer and procedure for tendering shares

4.1	According to the information in the Offer Document, the Offer is to last from 08:30 (Italian time) on 3 January 2005 to 17:40 (Italian time) on 21 January 2005, inclusive, unless extended (the “Acceptance Period”). Tenders into the Offer are irrevocable, except as provided for in Article 44.8 of the Consob Regulation (see Subsection C.4 of the Offer Document).

4.2	Tenders into the Offer by the owners of shares (or a duly authorized representative thereof) must be through: (i) delivery of the Letter of Transmittal, duly filled in and signed, to an Appointed Intermediary (as defined in Subsection B.3 of the Offer Document) and (ii) the contemporaneous deposit of the tendered shares with such Appointed Intermediary (see Subsection C.4 of the Offer Document).

Tendered shares must be free from liens and encumbrances of any kind or nature, whether real, mandatory or personal, and must be freely transferable to Telecom Italia and properly entitled to dividends. The shares must be dematerialized in accordance with Legislative Decree 213/1998 and properly credited to a securities account with a custodian (the “Custodian”). If the Custodian is not one of the Appointed Intermediaries (as defined in Subsection B.3 of the Offer Document), the delivery of the Letter of Transmittal to the Appointed Intermediary and the deposit of the corresponding securities therewith may be carried out by the shareholder through the Custodian, provided the delivery and the deposit are made in time for the latter to carry out the tendering formalities on behalf of the shareholder before the end of the Acceptance Period. The Custodian must sign the Letter of Transmittal in its capacity as the agent of the shareholder.

When shareholders tender into the Offer and deposit the shares, they must give the Appointed Intermediary and the Custodian a mandate to perform all the formalities necessary for the transfer of the shares to Telecom Italia, which will bear the related costs.

It should be noted that the Offer Document specifies that, if at the end of the Savings Share Offer the quantity of TIM savings shares still in circulation does not ensure regular trading, Borsa Italiana could suspend and/or revoke their listing. However, if the Boards of Directors of Telecom Italia and Telecom Italia Mobile decide to proceed with the Merger by approving the related plan, it is possible that Borsa Italiana would decline to take any such action because the holders of TIM savings shares who do not accept the Savings Share Offer will be assigned Telecom Italia savings shares on the basis of the Savings Share Exchange Ratio.

B UPDATE OF THE INFORMATION AVAILABLE TO THE PUBLIC AND DISCLOSURE OF SIGNIFICANT EVENTS PURSUANT TO ARTICLE 39 OF THE CONSOB REGULATION

1. TIM shares held

On 20 December Telecom Italia held, directly and indirectly through Telecom Italia Finance S.A., 4,748,305,519 TIM ordinary shares, equivalent to 55.41% of the Telecom Italia Mobile’s total share capital. Telecom Italia does not hold any other financial instrument issued by TIM.

Offer Document

TIM holds 897,835 ordinary shares as treasury stock.

2. Shares and stock options held by TIM’s Directors and Auditors

The table below shows the shares held, directly or indirectly, by members of TIM’s Board of Directors and the stock options attributed thereto with respect to Telecom Italia Mobile, Telecom Italia and TIM subsidiaries at the date of this statement.

	TIM shares	TIM Stock options	Subsidiary shares	Parent company shares
Gianni Mion (Deputy Chairman)	3,500 ordinary (b) 5,000 savings (b)	—	—	15,000 savings Telecom Italia (b)
Marco De Benedetti (Chief Executive Officer)	—	3,240,667 options	—	—

Carlo Bertazzo (Director)	—	—	—	14,580 ordinary Telecom Italia (a) 6,740 ordinary Telecom Italia (b)

Attilio Leonardo Lentati (Independent Director)	—	—	—	40,000 ordinary Telecom Italia (a) 3,500 ordinary Telecom Italia (b)

Giuseppe Lucchini (Director)	172,000 ordinary (a)	—	—	376,190 ordinary Telecom Italia (a) 91,736 ordinary Telecom Italia (c)

Pier Francesco Saviotti (Director)	10,000 ordinary (a)

Mauro Sentinelli (d) (Director)		1,312,773 options

(a)	Held directly.
(b)	Held indirectly through spouse.
(c)	Held through subsidiary.
(d)	TIM’s General Manager until 10 December 2004 and member of the Board Of Directors until 22 December 2004.

The table below shows the shares held, directly or indirectly, by members of TIM’s Board of Auditors and the stock options attributed thereto with respect to Telecom Italia Mobile, Telecom Italia and TIM subsidiaries at the date of this statement.

	TIM shares		Subsidiary shares	Parent company shares
Pietro Adonnino (Chairman of the Board of Auditors)	1,000 ordinary	(a)	—	8,796 ordinary Telecom Italia (a)

(a)	Held directly

3. Shareholders’ agreements involving TIM shares

Exclusively on the basis of the extracts and press releases published pursuant to Article 122 of the Consolidated Law and Consob Regulation, TIM’s Board of Directors is aware of the following relevant shareholders’ agreements under Article 122 of the legislative decree no 58/1998 involving TIM.

•	agreement between Pirelli S.p.A. (now Pirelli & C. S.p.A.) and Edizione Holding S.p.A. – Edizione Finance International S.A., executed on 7 August 2001 and subsequently amended;

•	agreement among Pirelli S.p.A. (now Pirelli & C. S.p.A), UniCredito Italiano S.p.A. and Intesa BCI S.p.A (now Banca Intesa S.p.A.), executed on 14 September 2001 and subsequently amended.

•	agreement among Pirelli S.p.A. (now Pirelli & C. S.p.A.), Edizione Finance International S.A./Edizione Holding S.p.A., Banca Intesa S.p.A., UniCredito Italiano S.p.A., Olimpia S.p.A. and Hopa S.p.A. executed on 21 February 2003 and subsequently amended.

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4. Compensation of Directors, Auditors and the General Manager

The table below, which was prepared in accordance with the same criteria as those illustrated in the notes to the financial statements for the year ended 31 December 2003, shows details of the compensation of the members of TIM’s Board of Directors and Board of Auditors and the General Manager between 1 January 2004 and 30 November 2004.

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(thousands of euro)

Name and title	Term of office	Compensation for serving in office	Non-cash benefits	Bonuses and other incentives	Other compensation
TIM’S BOARD OF DIRECTORS

Carlo Buora (Chairman)	from 01/01/2004 (1) to 31/12/2004	73(2)	—	—	—

Gianni Mion (Deputy Chairman)	from 01/01/2004 (1) to 31/12/2004	73(3)	—	—	—

Marco De Benedetti (Chief Executive Officer)	from 01/01/2004 (1) to 31/12/2004	73	—	3,950(4)(2)	709(2)

Carlo Angelici (Independent Director)	from 04/05/2004 (1) to 31/12/2004	71(5)	—	—	—

Carlo Bertazzo (Director)	from 01/01/2004 (1) to 31/12/2004	73(3)	—	—	—

Lorenzo Caprio (Independent Director)	from 01/01/2004 (1) to 31/12/2004	116(5)(9)	—	—	—

Giorgio Della Seta Ferrari Corbelli Greco (Director)	from 04/05/2004 (1) to 31/12/2004	46	—	—	—

Enzo Grilli (Independent Director)	from 01/01/2004 (1) to 31/12/2004	97(6)	—	—	—

Attilio Leonardo Lentati (Independent Director)	from 01/01/2004 (1) to 31/12/2004	105(5)(6)(8)	—	—	—

Paolo Ligresti (Independent Director)	from 01/01/2004 (1) to 31/12/2004	73	—	—	—

Giuseppe Lucchini (Director)	from 01/01/2004 (1) to 31/12/2004	73	—	—	—

Pier Francesco Saviotti (Director)	from 04/05/2004 (1) to 31/12/2004	46	—	—	—

Paolo Savona (Independent Director)	from 01/01/2004 (1) to 31/12/2004	107(5)	—	—	—

Mauro Sentinelli (Director)	from 01/01/2004 (1) to 22/12/2004	73(2)	—	—	—

Rodolfo Zich (Independent Director)	from 01/01/2004 (1) to 31/12/2004	97(6)	—	—	—

Oscar Carlos Cristianci (Director)	from 01/01/2004 to 04/05/2004	27(2)

Gaetano Miccichè (Director)	from 01/01/2004 to 04/05/2004	27(7)

Enrico Parazzini (Director)	from 01/01/2004 to 04/05/2004	27(2)

TIM’s BOARD OF AUDITORS

Pietro Adonnino (Chairman)	from 01/01/2004 (10) to 31/12/2004	92	—	—	—

Enrico Laghi (Auditor)	from 01/01/2004 (10) to 31/12/2004	78(9)	—	—	—

Gianfranco Zanda (Auditor)	from 01/01/2004 (10) to 31/12/2004	69	—	—	—

TIM’s GENERAL MANAGER

Mauro Sentinelli	from 01/01/2004 to 10/12/2004	—	3(2)	3,203(2)(4)	824(2)

(1)	Appointed members of the Board of Directors at the shareholders’ meeting held on 4 May 2004 for one financial year, namely until the financial statements as at 31 December 2004 are approved.
(2)	Compensation paid to Telecom Italia S.p.A.
(3)	Compensation paid to Edizione Holding S.p.A.
(4)	Bonuses and other performance-related incentives are shown in accordance with cash-basis accounting.
(5)	Includes compensation paid to the Director as member of the Committee for Internal Control.
(6)	Includes compensation paid to the Director as member of the Remuneration Committee.
(7)	Compensation paid to Banca Intesa.
(8)	Director was a member of the Committee for Internal Control from 1 January 2004 to 4 May 2004 .
(9)	Includes compensation paid to the director/auditor as member of the supervisory body.
(10)	Appointed at the shareholders’ meeting held on 12 April 2002.

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II. SIGNIFICANT EVENTS NOT INDICATED IN THE QUARTERLY REPORT FOR THE PERIOD ENDED 30 SEPTEMBER 2004

On 8 November 2004, TIM’s Board of Directors approved the financial statements in respect of the operating results, financial condition and cash flows for the third quarter of 2004.

On 10 December 2004, Mauro Sentinelli resigned as TIM’s General Manager, a position which was abolished. Mr. Sentinelli, who is also Deputy Chairman of the GSM Association, will continue to act as an advisor to the Chairman of Telecom Italia on changes in technological platforms. Mr. Sentinelli also resigned from TIM’s Board of Directors. In this connection the Board of Directors resolved to postpone the adoption of the measures referred to in Article 2386 of the Civil Code until a future meeting.

Between 8 November and 21 December 2004, options for 13,477,631 TIM ordinary shares were exercised under the company’s stock option plans. On 20 December 2004, the declaration of the share capital increase consequent to the issuance of 2,828,938 ordinary shares following the exercise of options, was filed with the Companies Register. As a result, the share capital rose from €513,964,432.74 to €514,134,169.02, divided into 8,568,902,817 shares with a par value of €0.06 per share, consisting of 8,436,833,654 ordinary shares and 132,069,163 savings shares. Share capital increases determined by additional subscriptions following the exercise of options will be covered by separate declarations filed with the Companies Register in accordance with the law. In accordance with Subsection 4.7 of the Rules and Regulations of the 2003-2005 Stock Option Plan, the Board of Directors decided to anticipate the exercise date of the related stock options, originally scheduled to fall in May 2005.

If, after this statement, there should be events considered significant within the meaning of Article 39 of the Consob Regulation, an update will be issued.

III. CALLING OF THE TIM SHAREHOLDERS’ MEETING PURSUANT TO ARTICLE 104 OF THE CONSOLIDATED LAW

The Board of Directors of TIM has not called and does not intend to call a meeting of the shareholders of TIM pursuant to Article 104 of the Consolidated Law.

IV. CONCLUSIONS OF THE BOARD OF DIRECTORS OF TIM REGARDING THE OFFER

As mentioned earlier, in the Offer Document Telecom Italia has stated that the Offer is set in the context of a broader program for the reorganization of the group headed by Telecom Italia aimed at rationalizing its corporate structure, which includes the merger of TIM into Telecom Italia that will be implemented if the Offer is successful. In connection with the Merger and before it becomes effective, the intention is to spin-off the mobile telephony business in Italy, currently operated by TIM, into a subsidiary wholly owned by TIM. The spin-off of the mobile telephony business would result in the beneficiary company taking over the authorizations held by TIM for the provision of mobile telephony services in Italy. Accordingly, at the time of the Merger, TIM would have 100% control of the company to which the domestic mobile telephony business had been transferred and of TIM International, the holding company for equity investments in foreign mobile telephony operators. Upon completion of the Merger, Telecom Italia would hold 100% of the capital of both companies directly and be responsible for their direction and coordination.

The Merger is intended to promote the adaptation of the Group’s business models and organizational strategies to the evolution of the market and the defense of the creation of shareholder value; together with the Offer, the Merger is likely to optimize the capital structure of the company resulting from the Merger and to have a positive effect on cash flow per share. Among other considerations, the Merger is intended to achieve important effects in terms of strategic and operating efficiency, flexibility and effectiveness. Viewed from one angle, the Merger will make it possible to have instruments responding to customers’ expressed need for integration of telecommunications services, to capitalize on the complementary features of the

Offer Document

services offered in order to promote consumption and optimize the use of brands, contents and channels. Viewed from another, efficiency gains are expected to come from: (i) joint planning of network needs, integration and synergies from access traffic and IP backbone traffic and integration, where possible, of support systems and Assurance and Delivery processes; (ii) centralization and consolidation of the Data Centers, technological consolidation of open environments, centralization of Disaster Recovery services; (iii) rationalization of support staff and coordination of the separate sales forces; and (iv) synergistic management of information systems.

In the Offer Document Telecom Italia also states that, by reducing the minority interests in TIM, the Offer is intended to contribute to optimizing the capital structure of the company resulting from the possible Merger and to have a positive effect on net income and cash flow per share by improving the profitability of the equity capital, even at the minimum acceptance levels provided for. In fact, since a large part of the offer consideration will be paid by borrowing the necessary funds, the equity cancelled in the event of the Merger will be replaced in part by financial debt, the cost of which is lower than that of the corresponding capital.

In connection with the Merger, on 7 December 2004, at the end of the discussions on the exchange ratios, the Boards of Directors of Telecom Italia and TIM determined, with account also taken of the valuation reports prepared by their respective advisors: (i) the exchange ratio for ordinary shares as 1.73 Telecom Italia ordinary shares with a par value of €0.55 per share for each TIM ordinary share with a par value of €0.06, with no cash compensation; and (ii) the exchange ratio for savings shares as 2.36 Telecom Italia savings shares with a par value of €0.55 per share for each TIM savings share with a par value of €0.06, with no cash compensation. The exchange ratios for the TIM ordinary and savings shares will be formally approved upon the successful completion of the Offer, pursuant to Article 2501 et seq. of the Civil Code, by the Boards of Directors of Telecom Italia and Telecom Italia Mobile, which are expected to be convened by the end of January 2005 to approve the merger plan.

At present, according to the Offer Document, in the event that the Merger is completed it is expected that holders of TIM savings shares will in exchange receive Telecom Italia savings shares, which have a smaller dividend premium compared to Telecom Italia ordinary shares than savings shares of TIM have compared to TIM ordinary shares;1 in this case, the Merger will be submitted for approval to a special meeting of TIM savings shareholders pursuant to Article 146.1.b of the Consolidated Law, and holders of TIM savings shares who are not present, abstain or vote against the Merger on the occasion of the special shareholders’ meeting will be entitled to exercise the right of withdrawal pursuant to Article 2437.1.g, of the Civil Code. In such case, the liquidation value of the shares for which withdrawal is exercised will be determined on the basis of the arithmetic mean of the closing prices in the six months preceding the publication date of the notice calling the extraordinary meeting of TIM ordinary shareholders to approve the Merger, which, subject to the verifications to be carried out by the Board of Telecom Italia upon completion of the Offer, is expected to be at the end of January 2005. Nevertheless, this program could change as a consequence of different decisions that might be adopted by the Boards of Directors of the companies participating in the Merger upon approving the merger plan, taking into account the results of the Offer.

It should be noted that the Board of Telecom Italia has reserved the right to assess whether, in the event the number of shares tendered falls short of the minimum quantities specified in Subsections 3.2 and 3.3 above, Telecom Italia would continue with the planned reorganization and implementation of the Merger.

Accordingly, it should be stressed that only if the Offer is successful is it certain that the planned Merger will be implemented.

* * *

[1]	The TIM savings shares (with a par value of €0.06 each) entitle their holders to preferential rights, including the right to the distribution of net profit, after deducting the amount to be allocated to the legal reserve, up to 5% of their par value, and the right to a positive differential with respect to any profit distributed to ordinary shareholders equal to 20% of their par value. By contrast, Telecom Italia savings shares (with a par value of €0.55) give their holders the right to the distribution of net profit up to 5% of their par value and the right to a positive differential with respect to any profit distributed to ordinary shareholders equal to 2% of their par value.

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In addition to being closely linked, for the reasons given above, to the continuation of the reorganization plan, the Offer constitutes a means for the minority shareholders of TIM to liquidate all or part of their holdings at a fair price, higher than the market prices in the months preceding the meetings of the Boards of Directors of TIM and Telecom Italia that approved the plan for the reorganization of the Telecom Italian Group.

As regards the Offer Price, the Board of Directors availed itself of the assistance of leading financial advisors: the investment banks Lazard & Co. S.r.l. (Sole Lead Advisor) and Credit Suisse First Boston, and, on the basis of the recommendations of the Committee for Internal Control, the investment bank Merrill Lynch International – Milan office and Studio Casò, in the person of Dott. Angelo Casò.

The advisors confirmed the financial fairness of the Offer Price in the case of both the Ordinary Share Offer and the Savings Share Offer. They reached this conclusion after conducting analyses on the basis of the valuation methods commonly used both internationally and in Italy for companies operating in this sector and for comparable transactions, all of which produced convergent results. In particular, the valuation and analytical methods used were the following:

•	analysis of the stock market performance of the TIM ordinary and savings shares;

•	analysis of the premiums in similar tender offers for companies listed on the Italian market;

•	analysis of the premiums in similar tender offers in the telecommunications sector in Europe;

•	the sum-of-parts method, valuing the business areas identified with the discounted cash flow method or according to book value, where deemed more appropriate;

•	analysis of the target prices indicated by the share analysts who covered TIM before the Offer was announced and of their comments after the announcement;

•	the market multiples method for listed companies comparable with TIM.

While TIM shareholders will be able to evaluate fully the economic advantageousness of tendering in the light of the performance of the price of TIM shares up to the end of the acceptance period, the Board of Directors, taking the advisors’ opinion into account, considers that the Offer Price is fair and points out that it reflects:

•	a premium for ordinary shares of approximately 19% compared to the official stock market price of 3 November 2004 (30 days before the date of the suspension from trading of TIM ordinary shares by Borsa Italiana pending the meetings of the Boards of Directors of Telecom Italia and TIM called to examine the overall program for the merger of TIM into Telecom Italia) and a premium of approximately 8% compared to the official stock market price of 3 December 2004, the last day of trading of TIM ordinary shares before the above-mentioned suspension;

•	a premium for savings shares of approximately 21% compared to the official stock market price of 3 November 2004 (30 days before the date of the suspension from trading of TIM savings shares) and a premium of approximately 4% compared to the official stock market price of 3 December 2004, the last day of trading of TIM savings shares before the above-mentioned suspension.

Milan, 22 December 2004

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O. DOCUMENTS MADE AVAILABLE TO THE PUBLIC AND LOCATIONS IN WHICH SUCH DOCUMENTS ARE AVAILABLE

The documents specified below are available to the public at: (i) the registered office of Telecom Italia (2 Piazza degli Affari, Milan); (ii) the registered office of Telecom Italia Mobile (6 Via Cavalli, Turin); (iii) the registered office of Borsa Italiana (6 Piazza degli Affari, Milan); and (iv) the offices of the Acceptance Coordinators: Caboto (7 Via Arrigo Boito, Milan); MCC (51 Via Piemonte, Rome); and UBM (16 Via Broletto, Milan):

1) the company and consolidated accounts of Telecom Italia for the year ended 31 December 2003, accompanied by the report on operations and the reports of the board of auditors and the external auditors;

2) the half-yearly report of the Telecom Italia Group for the six months ended 30 June 2004, accompanied by the report of the external auditors;

3) the quarterly report of the Telecom Italia Group for the period ended 30 September 2004;

4) the company and consolidated accounts of Telecom Italia Mobile for the year ended 31 December 2003, accompanied by the report on operations and the reports of the board of auditors and the external auditors;

5) the half-yearly report of the Telecom Italia Mobile Group for the six months ended 30 June 2004, accompanied by the report of the external auditors; and

6) the quarterly report of the Telecom Italia Mobile Group for the period ended 30 September 2004.

The documents referred to at points 1), 2) and 3) are also available on Telecom Italia’s website (www.telecomitalia.it), while those referred to at points 4), 5) and 6) are available on Telecom Italia Mobile’s website (www.tim.it).

English translations of the above documents are available at the registered office of Telecom Italia North America Inc., 745 Fifth Avenue, New York, NY 10151.

Offer Document

DECLARATION OF RESPONSIBILITY

Telecom Italia S.p.A. is responsible for the completeness and truthfulness of the data and information contained in this Offer Document.

The Offeror declares that, to the best of its knowledge, the data contained in the Offer Document are true and accurate and that there are no omissions that could alter their significance.

Telecom Italia S.p.A.

Signed by Marco Tronchetti Provera

(the President)